Filed pursuant to Rule 424(b)(3)
Registration No. 333-177753

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
SUPPLEMENT NO. 1 DATED DECEMBER 14, 2012
TO PROSPECTUS DATED SEPTEMBER 27, 2012

This prospectus supplement, dated December 14, 2012 (“Supplement No. 1”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company,” “we,” “us” or “our”), dated September 27, 2012 (the “Prospectus”). This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus and must be read in conjunction with the Prospectus. This Supplement No. 1 forms a part of, and must be accompanied by, the Prospectus.

The primary purposes of this Supplement No. 1 are to:

1.	Update disclosures regarding dealer manager arrangements;
2.	Update disclosure regarding our sponsor’s portfolio;
3.	Provide updated risk factors;
4.	Update disclosure relating to distributions;
5.	Update disclosures regarding recent adverse business developments affecting Lightstone’s prior program and non-program properties;
6.	Disclose our estimated net asset value of approximately $52.0 million and resulting estimated value per share of common stock of $10.00, both as of September 30, 2012, and attach as Annex A to this Supplement No. 1 the 8-K filed November 9, 2012 that also disclosed such values;
7.	Attach as Annex B to this Supplement No. 1 our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, filed on November 16, 2012 (excluding the exhibits thereto); and
8.	Update and attach as Annex C to this Supplement No. 1 our form of subscription agreement.

Dealer Manager Arrangements

The first paragraph on the cover page of the Prospectus is replaced in its entirety with the following:

“Lightstone Value Plus Real Estate Investment Trust II, Inc. is a Maryland corporation incorporated on April 28, 2008 that qualifies as a real estate investment trust for U.S. federal income tax purposes, or REIT. We are sponsored by The Lightstone Group, LLC, or The Lightstone Group, together with its affiliates. The Lightstone Group is one of the largest private residential and commercial real estate owners in the United States. In this follow-on offering, we are offering up to 30,000,000 shares of common stock to investors who meet our suitability standards and up to 2,500,000 shares of common stock to participants in our distribution reinvestment program, or DRIP. The dealer manager of the offering, Orchard Securities, LLC, or Orchard Securities, is not required to sell a specific number or dollar amount of shares but will use its best efforts to sell 30,000,000 of our shares. The dealer manager may engage third-party soliciting dealers in connection with this offering. Orchard Securities also has opened an “Office of Supervisory Jurisdiction,” or OSJ (defined in NASD Conduct Rule 3010(g) as an office of a member of the Financial Industry Regulatory Authority, Inc., or FINRA, where certain specified broker-dealer supervisory functions take place) that does business as “Lightstone Capital Markets,” and focuses primarily on distributing interests in programs sponsored by our sponsor.”

In the organizational chart under the heading “Prospectus Summary — Our Structure” on page 8 of the Prospectus, the text “Orchard Securities LLC (dealer manager)” is replaced with the following:

“Orchard Securities, LLC (dealer manager)(2)”

The following footnote is appended to the organizational chart under the heading “Prospectus Summary — Our Structure” on page 8 of the Prospectus:

“(2)	Orchard Securities also has opened an OSJ that does business as “Lightstone Capital Markets” and focuses primarily on distributing interests in programs sponsored by our sponsor.”

The first paragraph under the heading “Management — Our Dealer Manager” on page 109 of the Prospectus is replaced in its entirety with the following:

“Orchard Securities, our dealer manager, is registered under the applicable U.S. federal and state securities laws. It is a member firm of FINRA and has qualified as a broker-dealer in all 50 states. Orchard Securities also has opened an OSJ that does business as “Lightstone Capital Markets” and focuses primarily on distributing interests in programs sponsored by our sponsor.”

The paragraph under the heading “Plan of Distribution — Dealer Manager” on page 199 of the Prospectus is replaced in its entirety with the following:

“Orchard Securities, a member of FINRA/SIPC, is based in Draper, Utah and serves as the exclusive dealer manager for this offering. Orchard Securities’ sales, operational and executive management teams have extensive experience in financial services and provide expertise in product distribution, marketing and educational initiatives aimed at the direct investment industry. Orchard Securities also has opened an OSJ that does business as “Lightstone Capital Markets” and focuses primarily on distributing interests in programs sponsored by our sponsor.”

Lightstone Portfolio

The first paragraph under “Prospectus Summary — Our Sponsor” on pp. 2–3 of the Prospectus is deleted in its entirety and replaced with the following:

“Our sponsor, David Lichtenstein, who does business as The Lightstone Group and wholly owns the limited liability company of that name, is one of the largest private residential and commercial real estate owners and operators in the United States today, with a diversified portfolio of over 100 properties containing approximately 11,000 multifamily units, 1.3 million square feet of office space, 2.3 million square feet of industrial space, 4 hotels, and 4.5 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employs approximately 450 staff and professionals. Our sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations. Our sponsor is also the sponsor of Lightstone Value Plus Real Estate Investment Trust, Inc., or Lightstone I, a non-traded REIT with similar investment objectives to ours. For a description of the recent adverse developments that have affected and may continue to affect some of our sponsor’s properties, see the section of this prospectus captioned “Prior Performance of Affiliates of Our Sponsor  —  Recent Adverse Business Developments.””

The second paragraph under “How We Operate” on p. 66 of the Prospectus is deleted in its entirety and replaced with the following:

“Our sponsor is one of the largest private residential and commercial real estate owners and operators in the United States today. Our sponsor has a portfolio of over 100 properties containing approximately 11,000 multifamily units, 1.3 million square feet of office space, 2.3 million square feet of industrial space, 4 hotels and 4.5 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 19 states, the District of Columbia and Puerto Rico. Based in New York, and supported by regional offices in New Jersey, Maryland and Illinois, our sponsor employs approximately 450 staff and professionals. Our sponsor has extensive experience in the areas of investment selection, underwriting, due diligence, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations.”

Risk Factors

The summary risk factors on the cover of the Prospectus are hereby revised by replacing the eighth and ninth bullet points in their entirety with the following:

“ •	We are obligated to pay substantial fees to our advisor and its affiliates, and our incentive advisor fee structure may result in our advisor recommending riskier or more speculative investments;
•	We may make distributions that include a return of principal and may borrow to make these distributions. We also have paid, and may continue to pay, distributions from offering proceeds as well as borrowings, which may reduce the amount of cash available to us and lower your overall return. Our charter does not limit the amount of offering proceeds and borrowings we may use to pay distributions;”

The summary risk factors on the cover of the Prospectus are hereby revised by inserting the following after the tenth bullet point:

“ •	If we internalize our external management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed;”

The disclosure under the heading “Prospectus Summary  — Summary Risk Factors” beginning on page 4 of the Prospectus is hereby revised by replacing the fifth bullet point in its entirety with the following:

“ •	We may not be able to continue to make distributions and we may borrow to make distributions, which could reduce the cash available to us, and these distributions made with borrowed funds may constitute a return of capital to stockholders. We also have paid, and may continue to pay, distributions from offering proceeds as well as borrowings, which may reduce the amount of cash available to us and lower your overall return. Our charter does not limit the amount of offering proceeds and borrowings we may use to pay distributions;”

The disclosure under the heading “Prospectus Summary  — Summary Risk Factors” beginning on page 4 of the Prospectus is hereby revised by inserting the following after the thirteenth bullet point:

“ •	If we internalize our external management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed;”

The risk factor beginning “If any of our public communication is held to be in violation of federal securities laws...” on page 29 of the Prospectus is replaced in its entirety with the following:

“If any of our public communication is held to be in violation of federal securities laws relating to public communications, we could be subject to potential liability. Investors in this offering should rely only on the statements made in this prospectus, as supplemented to date, in determining whether to purchase common stock.

From time to time, we or our representatives make public statements relating to our business and its prospects. Such communications are subject to federal securities laws. If any of our public communications are held by a court to be in violation of Section 5 of the Securities Act of 1933, as amended, or the Securities Act, and a claim for damages is brought against us in connection therewith by one or more of our stockholders that purchased common stock on the basis of such communications before receiving a copy of this prospectus, as supplemented to date, and potentially other stockholders, we could be subject to liability in connection with the common stock we sold such persons during such period. Such stockholders would have a period of 12 months following the date of any violation determined by a court to have occurred to bring a Section 5 claim. Our liability in a Section 5 claim could include statutory interest from the date of such stockholder’s purchase, in addition to possibly other damages determined by a court. We could not give any assurance as to any court’s ultimate determination with respect to any such claim. Accordingly, there is a risk that we could be subject to potential liability with respect to any Section 5 claim brought against us, and such liability may adversely affect our operating results or financial position.”

The following risk factor is inserted immediately preceding the section captioned “Risk Factors — Conflicts of Interest” on page 29 of the Prospectus:

“We intend to disclose modified funds from operations, or MFFO, a non-GAAP financial measure, in future communications with investors, including documents filed with the SEC; however, MFFO is not equivalent to our net income or loss as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance.

We will use internally, and intend to disclose to investors, MFFO, a non-GAAP financial measure. See “Investment Objectives and Strategies  —  Funds from Operations and Modified Funds from Operations.” MFFO is not equivalent to our net income or loss as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance. MFFO differs from GAAP net income by excluding gains or losses from sales of property and asset impairment write-downs, adding back depreciation and amortization, adjusting for unconsolidated partnerships and joint ventures, and further excluding acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to non-controlling interests.

Because of the manner in which MFFO differs from GAAP net income or loss, it may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. Furthermore, MFFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate funds from operations, or FFO, or MFFO. Also, because not all companies calculate MFFO the same way, comparisons with other companies may not be meaningful.”

The following risk factor is inserted on page 34 of the Prospectus immediately following the risk factor captioned “Stockholders have limited control over changes in our investment objectives and strategies.”

“If we internalize our external management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed.

Our strategy may involve becoming “self-managed” by internalizing our management functions, particularly if we seek to list our shares on an exchange as a way of providing our stockholders with a liquidity event. The method by which we could internalize these functions could take many forms. We may hire our own group of executives and other employees or we may elect to negotiate to acquire our advisor’s and Property Managers’ assets and personnel. At this time, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of our stock. An internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether you enjoyed satisfactory returns on your investment. The payment of such consideration could result in dilution of your interests as a stockholder and could reduce the net income per Common Share and MFFO per Common Share attributable to your investment. We will not be required to seek a stockholder vote to become self-managed.

In addition, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance and SEC reporting and compliance. If stockholders or other interested parties file a lawsuit related to, or challenging, an internalization transaction, we could incur high litigation costs that would adversely affect the value of your shares. We also would incur the compensation and benefits costs of our officers and other employees and consultants that are now paid by our advisor or its affiliates. In addition, we may issue restricted shares under our Employee and Director Incentive Restricted Share Plan, which awards would decrease net income and MFFO and may further dilute your investment. We cannot reasonably estimate the amount of fees to our advisor and its affiliates we would save and the costs we would incur if we became self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor and its affiliates, our net income per Common Share and FFO per Common Share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.

As currently organized, we do not directly employ any employees. If we elect to internalize our operations, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Nothing in our charter prohibits us from entering into the transaction described above.

Additionally, there is no assurance that internalizing our management functions will prove to be beneficial to us and our stockholders. We could have difficulty integrating our management functions as a stand-alone entity. Certain personnel of our advisor and its affiliates perform property management, asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. We could fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs or suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our portfolio of investments.”

The final paragraph of the risk factor captioned “As a REIT, we cannot directly operate our lodging properties” on pages 43–44 of the Prospectus is replaced in its entirety with the following:

“If we replace a third-party management company or tenant, we may be required by the terms of the relevant management agreement or lease to pay substantial termination fees, and we may experience significant disruptions at the affected lodging properties. If we experience such disruptions, it may adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and to make distributions to our stockholders.”

Distributions

The second paragraph under the heading “Prospectus Summary  —  Distributions” on page 12 of the Prospectus is hereby deleted and replaced in its entirety with the following:

“Distributions will be authorized at the discretion of our Board of Directors. We commenced quarterly distributions beginning with the fourth quarter of 2009. In the past we have funded distributions using proceeds from the sale of our common stock. We may continue to pay such distributions from the sale of our common stock or borrowings if we have not generated sufficient cash flow from our operations to fund distributions. There is no limit to the amount of offering proceeds we may use to fund distribution payments. Our ability to pay regular distributions and the size of these distributions will depend upon a variety of factors. For example, our borrowing policy permits us to incur short-term indebtedness, having a maturity of two years or less, and we may have to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the U.S. federal income tax benefits associated with qualifying as a REIT. We cannot assure that regular distributions will continue to be made or that we will maintain any particular level of distributions that we have established or may establish.”

Recent Adverse Business Developments

The fourth paragraph under the heading “Prior Performance of Affiliates of Our Sponsor  —  Recent Adverse Business Developments — Non-Public Program Properties — Extended Stay Hotels'' on page 96 of the Prospectus is hereby deleted and replaced in its entirety with the following:

The transaction pursuant to which Extended Stay emerged from bankruptcy discussed below included the appointment of a Litigation Trustee charged with pursuing claims in the name of Extended Stay for the benefit of its creditors. In June 2011, the Litigation Trustee filed a number of lawsuits against the seller, the buyer and the lending banks that were party to the original 2007 acquisition of Extended Stay, and most of its officers and directors. The lawsuits allege that the 2007 acquisition was a fraudulent conveyance and various breaches of fiduciary duties. David Lichtenstein, Peyton H. Owen, Jr., Bruno de Vinck and Joseph E. Teichman are all defendants in these suits. Each of the mentioned defendants believe the suits to be entirely without merit and does not anticipate them to result in any loss. In addition, there is a $50.0 million Directors and Officers Insurance policy that is currently covering the costs of litigation and is anticipated to be available in the event of any judgment.

Board of Directors’ Determination of Estimated Value per Share of Common Stock

On November 9, 2012, we filed a Current Report on Form 8-K with the Securities and Exchange Commission disclosing that on November 9, 2012, our Board of Directors confirmed the offering price of $10.00 per share of common stock in the primary offering under our follow-on offering based on our estimated net asset value of approximately $52.0 million and resulting estimated value per share of common stock of $10.00, both as of September 30, 2012. The 8-K filed November 9, 2012 is attached as Annex A to this Supplement No. 1.

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2012 (November 9, 2012)

Lightstone Value Plus Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland (State or other jurisdiction of incorporation or organization)	000-54047 (Commission File Number)	83-0511223 (I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Offering Price of $10.00 per Share of Common Stock Based on Board of Directors’ Determination of Estimated Net Asset Value and Resulting Estimated Value per Share of Common Stock

As used herein, the terms “the “Company”, “we,” “our” and “us” refer to Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation.

The Company’s registration statement on Form S-11, pursuant to which it is offering to sell up to 30,000,000 shares of its common stock in its primary offering for $10.00 per share, subject to certain volume discounts, as well as 2,500,000 shares pursuant to its distribution reinvestment plan (the “DRIP”) at an initial purchase price of $9.50 per share (the primary offering and the DRIP, together, the “Follow-On Offering”) was declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on September 27, 2012.

On November 9, 2012, the Company’s Board of Directors confirmed the offering price of $10.00 per share of common stock in the primary offering under the Follow-On Offering based on the Company’s estimated net asset value of approximately $52.0 million and resulting estimated value per share of common stock of $10.00, both as of September 30, 2012. Additionally, the Company believes there have been no material changes between September 30, 2012 and the date of this filing to the net values of the Company’s assets and liabilities that existed as of September 30, 2012. In connection with such determination, the Company also engaged an independent third party valuation firm to perform a review of our estimated values of assets and liabilities as of September 30, 2012. The third party valuation firm independently estimated a range of values for our assets and liabilities as of September 30, 2012 and confirmed that the Company’s estimated net asset value was reasonable and within the valuation firm’s estimated range.

The table below (dollar and share amounts are presented in thousands, except per share data) provides a summary of the key components of the Company’s estimated net asset value as of September 30, 2012:

Net Assets:
Real Estate Properties
Consolidated operating properties(1)	$26,715
Investment in unconsolidated affiliated properties	5,326
Total real estate properties		$32,041
Non-Real Estate Assets
Investment in unconsolidated affiliated entity	1,929
Cash and cash equivalents	7,174
Marketable equity securities	7,583
Restricted escrows	3,611
Mortgage loan receivable	11,800
Note receivable from affiliate	2,340
Prepaid expenses and other assets	1,256
Total non-real estate assets		35,693
Total Assets		67,734
Liabilities
Mortgage notes payable(1)	(10,911)
Margin loan	(2,873)
All other liabilities	(1,893)
Total liabilities		(15,677)
Noncontrolling Interests		(69)
Net Asset Value		$51,988
Shares of Common Stock Outstanding		5,198
Net Asset Value per Share of Common Stock		$10.00

Note:

(1)	Amounts adjusted for noncontrolling interests.

Methodology

The Company’s goal in calculating an estimated net asset value and resulting estimated value per common share is to arrive at values that are reasonable and supportable using what the Company deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies used to value the Company’s assets and liabilities by key component:

Real Estate Properties: The Company has both consolidated and unconsolidated investments in real estate properties.

Our real estate assets were appraised using valuation methods that we believe are typically used by investors for properties that are similar to ours, including capitalization of each property’s net operating income, 10-year discounted cash flow models (unless we expect our holding period to differ) and/or comparison with sales of similar properties. Primary emphasis was based on the discounted cash flow models, with the other approaches used to confirm the reasonableness of the value conclusion.

As of September 30, 2012, we had a 95% ownership interest in a TownePlace Suites by Marriott (the “TownePlace Suites Hotel”), a four-story, limited service extended stay hotel located in Harahan, Louisiana. The estimated value of our share of this consolidated operating property was approximately $14.0 million which equates to a 11.2% capitalization rate based on its historical net operating income for the twelve months ended September 30, 2012.

As of September 30, 2012, we had a 100% ownership interest in a SpringHill Suites by Marriott, a 164-room, limited service extended stay hotel located in Peabody, Massachusetts. The estimated value of this consolidated operating property was approximately $12.8 million, which equates to a 6.3% capitalization rate based on its historical net operating income for the twelve months ended September 30, 2012.

Our investment in unconsolidated affiliated properties consists of our 45.102% ownership interest in Brownmill LLC (“Brownmill”). Brownmill owns two retail properties, which are collectively referred to as the “Brownmill Properties.” The Brownmill Properties consist of Browntown Shopping Center, located in Old Bridge, New Jersey, and Millburn Mall, located in Vauxhall, New Jersey. The estimated value of our investment in Brownmill consists of approximately (i) $5.1 million for our share of the Brownmill Properties, which represents a 6.7% capitalization rate based on their historical net operating income for the twelve months ended September 30, 2012, and has been reduced by our share of their total outstanding mortgage indebtedness and (ii) $0.2 million representing our share of the net non-real estate assets of Brownmill. The estimated values of these net non-real estate assets approximate their carrying values due to their short maturities.

The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of the Company’s real estate properties:

Weighted-Average Basis
Exit capitalization rate	9.1%
Discount rate	10.5%
Annual market rent growth rate	3.0%
Annual NOI growth rate	3.0%
Holding period (in years)	10.0

While the Company believes that its assumptions are reasonable, a change in these assumptions would impact the calculations of the estimated value of our real estate properties. Assuming all other factors remain unchanged, a decrease to the exit capitalization rates of 25 basis points would increase the value of our real estate properties by approximately $0.6 million and an increase in the exit capitalization rates of 25 basis points would decrease the value of our real estate properties by approximately $0.5 million. Similarly, a decrease to the discount rates of 25 basis points would increase the value of our real estate properties by approximately $0.7 million and an increase in the discount rates of 25 basis points would decrease the value of our real estate properties by approximately $0.7 million.

With respect to its investments in real estate properties as of September 30, 2012, the Company had invested approximately $26.0 million, including certain acquisition fees and expenses. As of September 30, 2012, the estimated value of the Company’s investments in real estate properties using the valuation methods described above was approximately $32.0 million. The total fair value as of September 30, 2012 compared to the original acquisition price plus subsequent capital improvements to date, results in an overall increase in the value of approximately 23.2%.

Investment in Unconsolidated Affiliated Entity: Our investment in unconsolidated affiliated entity consists of our 10.0% ownership interest in LVP Rego Park, LLC (the “Rego Park Joint Venture”). In April 2011, the Rego Park Joint Venture acquired a nonrecourse second mortgage note (the “Second Mortgage Note”) in the principal amount of $19.5 million. The purchase price of the Second Mortgage Note was approximately $15.1 million, of which the Company’s share was approximately $1.5 million. The Second Mortgage Note is collateralized by a 417-unit apartment complex located in Queens, New York and requires monthly interest-only payments through its maturity in May 2013. The Second Mortgage Note is current with respect to debt service payments through the date of this filing. The estimated value of our investment in the Rego Park Joint Venture consists of approximately (i) $1.9 million for our share of the Second Mortgage Note and (ii) $9,000 representing our share of the net non-real estate assets of the Rego Park Joint Venture. The estimated values of these net non-real estate assets approximate their carrying values due to their short maturities.

As of September 30, 2012, the estimated value for the Second Mortgage Note was approximately $19.2 million, which was estimated by applying a discounted cash flow analysis over the remaining expected life of the investment. The cash flow estimates used in the analysis during the term of the investment was based on the investment’s contractual cash flows, which are anticipated to be received. The expected cash flows for the Second Mortgage Note were discounted at a rate that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan–to–value ratios, type of collateral, current performance, credit enhancements and other factors.

The discount rate applied to the cash flows from the Second Mortgage Note, which has a remaining term of eleven months, was approximately 7.4%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the estimated value of the Second Mortgage Note. Assuming all factors remain unchanged, a decrease to the discount rates of 25 basis points would increase the Company’s share of the estimated value of the Second Mortgage Note by approximately $6,000 and an increase of 25 basis points would decrease the Company’s share of the estimated value of the Second Mortgage Note by approximately $3,000.

Cash and Cash Equivalents: The estimated value of the Company’s cash and cash equivalents approximates their carrying values due to their short maturities.

Marketable Securities: The estimated values of our marketable securities are primarily based on level 1 inputs. Level 1 inputs are inputs that are observable, either directly or indirectly, such as quoted prices in active markets for identical assets or liabilities.

Restricted Escrows: The estimated value of the Company’s restricted escrows approximates their carrying values due to their short maturities.

Mortgage Loan Receivable: In June 2010, the Company acquired a 5.916% fixed-rate nonrecourse mortgage note (the “Mortgage Loan Receivable”) in the principal amount of approximately $18.7 million. The purchase price of the Mortgage Loan Receivable was approximately $7.9 million. The Mortgage Loan Receivable is collateralized by the Fairfield Inn, a 141-room limited service hotel located in East Rutherford, New Jersey. The Mortgage Loan Receivable was originally scheduled to mature in September 2017 and has been in default since February 2009. As a result of such default, the borrower is required to transfer all excess cash flow to the Company on a monthly basis. As of September 30, 2012, the carrying value of the Company’s mortgage loan receivable was approximately $7.0 million.

Because our mortgage loan receivable is in default and we are entitled to receive all excess cash flow from the underlying property, our mortgage loan receivable was appraised using valuation methods that we believe are typically used by investors for properties that are similar, including capitalization of the property’s net operating income, a 10-year discounted cash flow model (unless we expect our holding period to differ)

and/or comparison with sales of similar properties. Primary emphasis was based on the discounted cash flow model, with the other approaches used to confirm the reasonableness of the value conclusion.

As of September 30, 2012, the estimated value for the Company’s mortgage loan receivable was approximately $11.8 million. The following summarizes the key assumptions that were used in the discounted cash flow model to estimate the value of the Company’s mortgage loan receivable:

Exit capitalization rate	9.6%
Discount rate	9.8%
Annual market rent growth rate	3.0%
Annual NOI growth rate	3.0%
Holding period (in years)	10.0

While the Company believes that its assumptions are reasonable, a change in these assumptions would impact the calculation of the estimated value of our mortgage loan receivable. Assuming all other factors remain unchanged, a decrease to the exit capitalization rates of 25 basis points would increase the value of our mortgage loan receivable by approximately $0.2 million and an increase in the exit capitalization rates of 25 basis points would decrease the value of our mortgage loan receivable by approximately $0.2 million. Similarly, a decrease to the discount rates of 25 basis points would increase the value of mortgage loan receivable by approximately $0.3 million and an increase in the discount rates of 25 basis points would decrease the value of our mortgage loan receivable by approximately $0.3 million.

Note Receivable from Affiliate: The estimated value of the Company’s note receivable from affiliate, which is due on demand, approximates its carrying value due to its short maturity.

Prepaid Expenses and Other Assets: The estimated value of the Company’s prepaid expenses and other assets approximate their carrying values due to their short maturities. Certain other balances, primarily intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in the valuation of the respective investments in real estate properties or financial instruments.

Mortgage Notes Payable: The estimated value of the Company’s mortgage notes payable approximates its carrying value. The estimated values of our debt instruments were estimated using discounted cash flow models, which incorporate assumptions that we believe reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to ours.

Margin Loan: The estimated value of the Company’s margin loan approximates its carrying value because of its short maturity.

All Other Liabilities: All other liabilities consists of (i) accounts payable and accrued expenses of $0.9 million, (ii) distributions payable of $0.8 million and (iii) amounts due to the Lightstone Group, the Company’s Sponsor, of $0.1 million. The carrying values of these balances were considered to equal their fair value due to their short maturities.

Noncontrolling Interests: As noted above, the Company has a 95% ownership interest in the TownePlace Suites Hotel. Because the Company consolidates the financial condition of the TownePlace Suites Hotel, noncontrolling interests represents the other owner’s 5% interest in the net non-real estate assets of the TownePlace Suites Hotel as of September 30, 2012.

Limitations of Estimated Value per Share of Common Stock

The current fair value of the Company’s shares of common stock may be higher or lower than the valuation. There currently is no public market for the Company’s shares of common stock and the Company does not expect one to develop. The Company currently has no plans to list its shares of common stock on a national securities exchange or over-the-counter market, or to include its shares of common stock for quotation on any national securities market. Accordingly, it is not possible to determine the market value of the shares of common stock.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Further, different parties with different property specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share of common stock, which could be significantly different from the estimated value per share of common stock determined by the Company’s Board of Directors. The estimated value per share of common stock determined by the Company’s Board of Directors does not represent the fair value of our assets less liabilities in accordance with accounting principles generally accepted in the United States, and such estimated value per share of common stock is not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at this estimated value;
•	a stockholder would ultimately realize distributions per share of common stock equal to the Company’s estimated value per share of common stock upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;
•	the Company’s shares of common stock would trade at the estimated value per share of common stock on a national securities exchange;
•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share of common stock; or
•	the methodology used to estimate the Company’s value per share of common stock would be acceptable to the Financial Industry Regulatory Authority, Inc. or under the Employee Retirement Income Security Act with respect to their respective requirements.

Further, the estimated value per share of common stock as of September 30, 2012 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares of common stock outstanding, all as of September 30, 2012. The value of the shares of common stock will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive a different net asset value and resulting estimated value per share of common stock, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future.

For the reasons set forth above and due to the fact that we are still conducting our Follow-On Offering and remain in our acquisition phase, our Board of Directors has determined that it is not appropriate to revise the price at which shares of our common stock are offered in our Follow-On Offering or under our DRIP at this time. Additionally, we have not changed the price of repurchases under our share repurchase program at this time.

Forward-Looking Statements

The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit capitalization rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company’s best estimates as of September 30, 2012, the Company can give no assurance in this regard. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties, the borrowers under the Company’s loan investments continuing to make required payments under the investments, the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s investments, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 30, 2012 and the risks identified in the Company’s final prospectus, dated September 27, 2012, filed pursuant to Rule 423(b)(3) under the Securities Act of 1933, as amended. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company estimated value per share of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL
ESTATE INVESTMENT TRUST II, INC.

Date: November 9, 2012	By: /s/ Donna Brandin Donna Brandin Chief Financial Officer and Treasurer (Principal Accounting Officer)

Annex B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from____________ to

Commission file number 000-54047

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	83-0511223
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1 Lakewood, New Jersey	08701
(Address of Principal Executive Offices)	(Zip Code)

(732) 367-0129

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

As of November 9, 2012, there were approximately 5.3 million outstanding shares of common stock of Lightstone Value Plus Real Estate Investment Trust II, Inc., including shares issued pursuant to the distribution reinvestment plan.

In connection with the filing of this Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Lightstone REIT II”), is relying on Release No. 68224 issued by the Securities and Exchange Commission titled “Order Under Section 17a and Section 36 of the Securities Exchange Act Of 1934 Granting Exemptions from Specified Provisions of the Exchange Act And Certain Rules There under,” which provides that filings by registrants unable to meet filing deadlines due to Hurricane Sandy and its aftermath shall be considered timely so long as the filing is made on or before November 21, 2012, and the conditions contained therein are satisfied. The Lightstone REIT II’s finance department and its independent accountants are located in New Jersey and accordingly, the Lightstone REIT II was unable to file this Report by the original due date of November 14, 2012 due to disruptions caused by Hurricane Sandy.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES

PART I. FINANCIAL INFORMATION, CONTINUED:
ITEM 1. FINANCIAL STATEMENTS, CONTINUED:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Investment property:
Land and improvements	$4,600	$1,800
Building and improvements	18,887	9,417
Furniture and fixtures	1,814	784
Construction in progress	—	513
Gross investment property	25,301	12,514
Less accumulated depreciation	(664)	(293)
Net investment property	24,637	12,221
Investments in unconsolidated affiliated entities	5,528	7,388
Cash and cash equivalents	7,174	5,114
Marketable securities, available for sale	7,583	5,701
Restricted escrows	3,611	374
Mortgage loan receivable, net	7,029	7,029
Note receivable from affiliate	2,340	—
Prepaid expenses and other assets	1,540	245
Total Assets	$59,442	$38,072
Liabilities and Stockholders' Equity
Accounts payable and other accrued expenses	$918	$659
Margin loan	2,873	3,340
Mortgages payable	11,208	—
Due to sponsor	129	74
Distributions payable	846	717
Total liabilities	15,974	4,790
Commitments and contingencies (Note 13)
Stockholders' Equity:
Company's stockholders' equity:
Preferred shares, $0.01 par value, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 100,000 shares authorized, 5,198 and 4,503 shares issued and outstanding in 2012 and 2011, respectively	52	45
Additional paid-in-capital	41,092	35,822
Subscription receivable	—	(104)
Accumulated other comprehensive loss	(332)	(2,214)
Accumulated distributions in excess of net earnings	(2,316)	(5,002)
Total Company stockholders' equity	38,496	28,547
Noncontrolling interests	4,972	4,735
Total Stockholders' Equity	43,468	33,282
Total Liabilities and Stockholders' Equity	$59,442	$38,072

The accompanying notes are an integral part of these consolidated financial statements.

PART I. FINANCIAL INFORMATION, CONTINUED:
ITEM 1. FINANCIAL STATEMENTS, CONTINUED:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Rental revenue	$2,116	$656	$4,025	$2,284
Expenses:
Property operating expenses	1,221	369	2,085	1,113
Real estate taxes	79	32	169	91
General and administrative costs	412	246	1,205	1,285
Depreciation and amortization	188	82	372	219
Total operating expenses	1,900	729	3,831	2,708
Operating (loss)/income	216	(73)	194	(424)
Interest and dividend income	324	515	964	779
Gain on disposition of unconsolidated affiliated entity	—	—	741	—
Bargain purchase gain	3,500	—	3,500	—
Income/(loss) from investments in unconsolidated affiliated entities	42	89	128	(270)
Interest expense	(164)	(9)	(311)	(9)
Other (expense)/income, net	(90)	4	(79)	12
Net income	3,828	526	5,137	88
Less: net income attributable to noncontrolling interests	(13)	(9)	(43)	(22)
Net income attributable to Company's common shares	$3,815	$517	$5,094	$66
Net income per Company's common share, basic and diluted	$0.74	$0.13	$1.03	$0.02
Weighted average number of common shares outstanding, basic and diluted	5,159	4,107	4,936	3,844

The accompanying notes are an integral part of these consolidated financial statements.

  PART I. FINANCIAL INFORMATION, CONTINUED:
ITEM 1. FINANCIAL STATEMENTS, CONTINUED:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Amounts in thousands, except per share data) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$3,828	$526	$5,137	$88
Other comprehensive income/(loss):
Unrealized gain/(loss) on available for sale securities	468	(2,505)	1,882	(2,505)
Comprehensive income/(loss)	4,296	(1,979)	7,019	(2,417)
Less: Comprehensive income attributable to noncontrolling interests	(13)	(9)	(43)	(22)
Comprehensive income/(loss) attributable to the Company's common shares	$4,283	$(1,988)	$6,976	$(2,439)

The accompanying notes are an integral part of these consolidated financial statements.

PART I. FINANCIAL INFORMATION:
ITEM 1. FINANCIAL STATEMENTS.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Amounts in thousands) (Unaudited)

	Common Shares		Additional Paid-In Capital	Subscription Receivable	Accumulated Other Comprehensive Loss	Accumulated Distributions in Excess of Net Earnings	Total Company Stockholders' Equity	Total Noncontrolling Interests	Total Equity
	Common Shares	Amount
BALANCE, December 31, 2011	4,503	$45	$35,822	$(104)	$(2,214)	$(5,002)	$28,547	$4,735	$33,282
Net income	—	—	—	—	—	5,094	5,094	43	5,137
Other comprehensive income	—	—	—	—	1,882	—	1,882		1,882
Distributions declared	—	—	—	—	—	(2,408)	(2,408)	—	(2,408)
Distributions paid	—	—	—	—	—	—	—	(306)	(306)
Units issued to noncontrolling interests in exchange for investment in unconsolidated affiliated real estate entity	—	—	—	—	—	—	—	500	500
Proceeds from offering	622	6	6,209	104	—	—	6,319	—	6,319
Selling commissions and dealer manager fees	—	—	(631)	—	—	—	(631)	—	(631)
Other offering costs	—	—	(1,014)	—	—	—	(1,014)	—	(1,014)
Redemption and cancellation of shares	(40)	(1)	(356)	—	—	—	(357)	—	(357)
Shares issued from distribution reinvestment program	113	2	1,062	—	—	—	1,064	—	1,064
BALANCE, September 30, 2012	5,198	$52	$41,092	$—	$(332)	$(2,316)	$38,496	$4,972	$43,468

The accompanying notes are an integral part of these consolidated financial statements.

PART I. FINANCIAL INFORMATION, CONTINUED:
ITEM 1. FINANCIAL STATEMENTS, CONTINUED:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands) (Unaudited)

	For the Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,137	$88
Adjustments to reconcile net income to net cash provided by operating activities:
(Income)/loss from investments in unconsolidated affilated entities	(128)	270
Depreciation and amortization	372	219
Amortization of deferred financing costs	43	—
Gain on disposition of investment in unconsolidated affiliated entity	(741)	—
Bargain purchase gain	(3,500)	—
Changes in assets and liabilities:
Decrease in restricted escrows	272	657
Increase in prepaid expenses and other assets	(1,097)	(146)
Increase in accounts payable and other accrued expenses	440	20
Increase/(decrease) in due to sponsor	55	(13)
Net cash provided by operating activities	853	1,095
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment property, net	(9,288)	(12,473)
Purchase of restricted escrow	(835)	—
Purchase of marketable securities, net of margin loan	—	(4,342)
Purchase of investments in unconsolidated affiliated entities	—	(3,796)
Proceeds from disposition of investment in unconsolidated affiliated entity	560	—
Collections on note receivable from affiliate	60	—
Funding of restricted escrows	(2,676)	—
Collections on mortgage loan receivable	—	60
Distributions from unconsolidated affiliated entities	269	—
Net cash used in investing activities	(11,910)	(20,551)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage financing	11,273	—
Payment of loan fees and expenses	(242)	—
Payments on margin loan	(467)	—
Payments on mortgages payable	(65)	—
Proceeds from issuance of common stock	6,319	7,414
Payment of commissions and offering costs	(1,823)	(1,353)
Contribution of noncontrolling interests	—	897
Redemption and cancellation of common shares	(357)	(374)
Distributions to noncontrolling interests	(306)	(14)
Distributions to common stockholders	(1,215)	(883)
Net cash provided by financing activities	13,117	5,687
Net change in cash and cash equivalents	2,060	(13,769)
Cash and cash equivalents, beginning of period	5,114	18,177
Cash and cash equivalents, end of period	$7,174	$4,408

The accompanying notes are an integral part of these consolidated financial statements.

	For the Nine Months Ended September 30,
	2012	2011
Supplemental disclosure of cash flow information:
Cash paid for interest	$239	$—
Distributions declared	$2,408	$1,889
Marketable securities purchased with margin loan, net	$—	$3,573
Value of shares issued from distribution reinvestment program	$1,064	$875
Commissions and other offering costs accrued but not paid	$108	$482
Subscription receivable	$(104)	$(339)
Issuance of subordinated profits interests in exchange for investment in unconsolidated affiliated entity	$500	$—
Note receivable received in connection with disposition of investment in unconsolidated affiliated entity	$2,400	$—

The accompanying notes are an integral part of these consolidated financial statements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

1. Organization

Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Lightstone REIT II”) is a Maryland corporation formed on April 28, 2008, which has qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its taxable year ending December 31, 2009. The Lightstone REIT II was formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located principally in North America, as well as other real estate-related securities, such as collateralized debt obligations, commercial mortgage-backed securities and mortgage and mezzanine loans secured, directly or indirectly, by the same types of properties which it may acquire directly.

The Lightstone REIT II is structured as an umbrella partnership REIT, or UPREIT, and substantially all of its current and future business is and will be conducted through Lightstone Value Plus REIT II LP (the “Operating Partnership”), a Delaware limited partnership formed on April 30, 2008.

The Lightstone REIT II and the Operating Partnership are collectively referred to as the “Company” and the use of “we,” “our,” “us” or similar pronouns refers to the Lightstone REIT II, its Operating Partnership or the Company as required by the context in which such pronoun is used.

The Company’s sponsor is David Lichtenstein (“Lichtenstein”), who does business as The Lightstone Group (the “Sponsor”) and wholly owns the limited liability company of that name. The Company’s advisor is Lightstone Value Plus REIT II LLC (the “Advisor”), which is wholly owned by our Sponsor.

The Company’s registration statement on Form S-11, pursuant to which it offered to sell up to 51,000,000 shares of its common stock at a price of $10.00 per share, subject to certain volume discounts, (exclusive of 6,500,000 shares which were available pursuant to its distribution reinvestment plan (the “DRIP”) at an initial purchase price of $9.50 per share and 255,000 shares which were reserved for issuance under its Employee and Director Incentive Restricted Share Plan ), was declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on February 17, 2009, and on April 24, 2009 the Company commenced its initial public offering of common stock (the “Offering”). The Offering, which terminated on August 15, 2012, raised aggregate gross proceeds of approximately $49.8 million from the sale of approximately 5.0 million shares of common stock. After allowing for the payment of approximately $5.2 million in selling commissions and dealer manager fees and $4.5 million in organization and other offering expenses, the Offering generated aggregate net proceeds of approximately $40.1 million. In addition, through August 15, 2012 (the termination date of the Offering), the Company had issued approximately 0.3 million shares of common stock under its DRIP, representing approximately $2.9 million of additional proceeds.

The Company’s registration statement on Form S-11 (the “Follow-On Offering”), pursuant to which it is offering to sell up to 30,000,000 shares of its common stock for $10.00 per share, subject to certain volume discounts (exclusive of 2,500,000 shares available pursuant to its DRIP at an initial purchase price of $9.50 per share and 255,000 shares reserved for issuance under its Employee and Director Incentive Restricted Share Plan ) was declared effective by SEC under the Securities Act of 1933 on September 27, 2012. As of September 30, 2012, the Company had not sold any shares of common stock under the Follow-On Offering, however, the Company intends to sell shares of its common stock under the Follow-On Offering until the earlier of the date on which all the shares are sold, or September 27, 2014, two years from the date the Follow-On Offering was declared effective by the SEC. The Company reserves the right to reallocate the shares of common stock it is offering between the primary offering and the DRIP. Additionally, the Follow-On Offering may be terminated at any time.

Effective July 8, 2011, ICON Securities Corp. (“ICON Securities”) became the dealer manager (“Dealer Manager”) of the Company’s Offering pursuant to an Assignment and Amendment of Dealer Manager Agreement (the “Assignment and Amendment”). Pursuant to the Assignment and Amendment, ICON Securities was assigned the Dealer Manager Agreement between Lightstone Securities LLC (“Lightstone Securities”) and the Company dated February 17, 2009 and assumed all of Lightstone Securities’ rights and

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

1. Organization  – (continued)

obligations thereunder from and after the effective date of the Assignment and Amendment. Prior to July 8, 2011, Lightstone Securities served as the dealer manager for the Company’s Offering. As of July 8, 2011, upon effectiveness of the Assignment and Amendment, the Wholesaling Agreement between the Company, Lightstone Securities and ICON Securities was terminated.

Effective September 27, 2012, Orchard Securities, LLC (“Orchard Securities”) became the Dealer Manager of the Company’s Follow-On Offering.

All further references to the Dealer Manager will be deemed to refer to either Lightstone Securities, ICON Securities or Orchard Securities during the respective period of time that each was serving in such capacity.

As of September 30, 2012, the Advisor owned 20,000 shares of common stock which were issued on May 20, 2008 for $200, or $10.00 per share. In addition, as of September 30, 2009, the Company had reached the minimum offering under its Offering by receiving subscriptions of its common shares, representing gross offering proceeds of approximately $6.5 million, and effective October 1, 2009 investors were admitted as stockholders and the Operating Partnership commenced operations. Through September 30, 2012, cumulative gross offering proceeds of $49.8 million were released to the Company. The Company invested the proceeds received from the Offering and from the Advisor in the Operating Partnership, and as a result, held a 99.99% general partnership interest as of September 30, 2012 in the Operating Partnership’s common units.

The Company’s shares of common stock are not currently listed on a national securities exchange. The Company may seek to list its shares of common stock for trading on a national securities exchange only if a majority of its independent directors believe listing would be in the best interest of its stockholders. The Company does not intend to list its shares at this time. The Company does not anticipate that there would be any market for its shares of common stock until they are listed for trading. In the event the Company does not obtain listing prior to the tenth anniversary of the completion or termination of its Offering, its charter requires that the Board of Directors must either (i) seek stockholder approval of an extension or amendment of this listing deadline; or (ii) seek stockholder approval to adopt a plan of liquidation of the corporation.

Noncontrolling Interests — Partners of Operating Partnership

On May 20, 2008, the Advisor contributed $2 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert operating partnership units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

Lightstone SLP II LLC, which is wholly owned by the Company’s Sponsor committed to purchase subordinated profits interests in the Operating Partnership (“Subordinated Profits Interests”) at a cost of $100,000 per unit for each $1.0 million in subscriptions up to ten percent of the proceeds from the primary shares under the Offering and the Follow-On Offering on a semi-annual basis beginning with the quarter ended June 30, 2010. Lightstone SLP II LLC may elect to purchase the Subordinated Profits Interests with either cash or an interest in real property of equivalent value. Any proceeds received from the cash sale of the Subordinated Profits Interests will be used to offset payments made by the Company from offering proceeds to pay the dealer manager fees, selling commissions and organization and other offering expenses.

From our inception through September 30, 2012, the Company’s Sponsor has contributed cash of approximately $0.2 million and elected to contribute equity interests totaling 45.1% in Brownmill, LLC (“Brownmill”) in exchange for a total of 46.0 Subordinated Profits Interests with an aggregate value of $4.6 million (see Note 4). The Company’s Sponsor may continue to elect to contribute interests in real property in lieu of cash in exchange for Subordinated Profits Interests in order to fulfill its semi-annual commitment.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Lightstone REIT II and its Operating Partnership and its subsidiaries (over which the Company exercises financial and operating control). As of September 30, 2012, the Lightstone REIT II had a 99.99% general partnership interest in the common units of the Operating Partnership. All inter-company balances and transactions have been eliminated in consolidation.

The accompanying unaudited interim consolidated financial statements and related notes should be read in conjunction with the audited Consolidated Financial Statements of the Company and related notes as contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The unaudited interim financial statements include all adjustments (consisting only of normal recurring adjustments) and accruals necessary in the judgment of management for a fair statement of the results for the periods presented. The accompanying unaudited consolidated financial statements of the Lightstone Value Plus Real Estate Investment Trust II, Inc. and its Subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

The unaudited consolidated statements of operations for interim periods are not necessarily indicative of results for the full year or any other period.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

On January 1, 2012, the Company adopted changes issued by the Financial Accounting Standards Board to the presentation of comprehensive income. These changes give an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. Management elected to present the two-statement option. Other than the change in presentation, the adoption of these changes had no impact on the Company’s consolidated financial statements.

The Company has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial position, results of operations and cash flows, or do not apply to its operations.

3. Acquisitions

TownePlace Suites Hotel

On January 19, 2011, the Company, through LVP Metairie JV, LLC (“LVP Metairie JV”), a joint venture subsidiary of its Operating Partnership, completed the acquisition of a 95.0% ownership interest in a four-story, limited service extended-stay hotel located in Harahan, Louisiana (the “TownePlace Suites Hotel”) from Citrus Suites, LLC, an unrelated third party. The remaining 5.0% ownership interest was acquired by TPS Metairie, LLC, an unrelated third party. During the first quarter of 2011, TPS Metairie, LLC contributed $0.7 million to LVP Metairie JV. The TownePlace Suites Hotel, which has immediate access to the New Orleans Airport, operates as a “TownePlace Suites” pursuant to a Relicensing Franchise Agreement (the “Franchise Agreement”) with Marriott International, Inc. (“Marriott”).

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

3. Acquisitions  – (continued)

The aggregate purchase price for the TownePlace Suites Hotel was approximately $12.2 million, inclusive of closing and other transaction-related costs. Additionally, in connection with the acquisition, the Company’s advisor received an acquisition fee of $0.1 million which was equal to 0.95% of the Company’s proportionate share of the total contract price of $12.0 million, or $11.4 million. The Company’s share of the acquisition was funded with cash proceeds from the sale of shares of its common stock.

The Company has established a taxable REIT subsidiary, LVP Metairie Holding Corp. (“LVP Metairie Holding”), which has entered into an operating lease agreement for the TownePlace Suites Hotel. LVP Metairie Holding has also entered into management agreement (the “TownePlace Suites Management Agreement”) with Trans Inns Management, Inc., an unrelated third party, for the management of the TownePlace Suites Hotel, and the Franchise Agreement with Marriott. The Towne Place Suites Management Agreement, which had an initial term of one-year commencing on January 19, 2011, provides for (i) monthly base management fees equal to 3% of gross revenues, as defined and (ii) certain incentive fees. The TownePlace Suites Management Agreement, which was extended for an additional one-year commencing on January 19, 2012, now provides for eight additional one-year extensions and may be terminated by either party with no less than 90-days written notice, by either party, in advance of the anniversary date.

The Company’s interest in LVP Metairie JV is a managing interest. Generally, quarterly distributions from LVP Metairie JV are made (i) initially, to the Company and TPS Metairie, LLC on a pro rata basis in proportion to each member’s equity interest percentage until an annualized preferred return of 12.0% is achieved on their invested capital and (ii) thereafter, 85.0% to the Company and TPS Metairie, LLC pro rata in accordance with their respective ownership interest and 15.0% to the Sherman Family Trust, a third party related to TPS Metairie, LLC but not related to the Company. Beginning on January 19, 2011, the Company has consolidated the operating results and financial condition of TownePlace Suites and accounted for the ownership interest of TPS Metairie, LLC and any allocations of earnings and distributions to the Sherman Family Trust as noncontrolling interests.

During the year ended December 31, 2011, LVP Metairie JV made total distributions of approximately $784 ($745 and $39 to the Company and TPS Metairie, LLC, respectively), all of which related to the annualized preferred return. During the nine months ended September 30, 2012, LVP Metairie JV made total distributions of approximately $6,120 ($5,814 and $306 to the Company and TPS Metairie, LLC, respectively). The 2012 distributions consisted of approximately $1,575 ($1,497 and $78 to the Company and TPS Metairie LLC, respectively) of annualized preferred returns and approximately $4,545 ($4,317 and $228 to the Company and LVP Metairie LLC, respectively) of return of invested capital. The 2012 distributions include the net proceeds from a $6.0 million mortgage loan obtained on March 14, 2012 (see Note 9).

The acquisition was accounted for under the purchase method of accounting with the LVP Metairie JV treated as the acquiring entity. Accordingly, the consideration paid by the LVP Metairie JV to complete the acquisition has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. There was no contingent consideration related to this acquisition. Approximately $1.8 million was allocated to land, $9.9 million was allocated to building and improvements and $0.8 million was allocated to furniture and fixtures.

SpringHill Suites Hotel

On July 13, 2012, the Company, through LVP SHS Peabody, LLC (“LVP SHS”), a subsidiary of its Operating Partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions V LLC (the “Assignor”), an affiliate of the Company’s Sponsor. Under the terms of the Assignment, LVP SHS was assigned the rights and assumed the obligations of the Assignor with respects to certain Purchase and Sale Agreement (the “Purchase Agreement”), dated March 12, 2012, made between the Assignor as the Purchaser and Springhill Peabody HH LLC as the Seller, as amended, whereby the Assignor contracted to purchase a six story, 164-suite, limited services hotel located in

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

3. Acquisitions  – (continued)

Peabody, Massachusetts which operates as a SpringHill Suites by Marriott (the “SpringHill Suites Hotel”) which was constructed and commenced operations in July 2002.

On July 13, 2012, the Company, through LVP SHS, completed the acquisition of the SpringHill Suites Hotel from the Seller, an unrelated third party. In connection with the acquisition, LVP SHS assumed the existing Management Agreement with Marriott and simultaneously gave the requisite 30-day notice for early termination, which required the payment of a termination fee (the “Termination Fee”) of approximately $1.2 million to Marriott. Contemporaneously, LVP SHS entered into a 20-year franchise agreement (the “Franchise Agreement”) with Marriott, pursuant to which the SpringHill Suites Hotel continued to operate as a SpringHill Suites by Marriott commencing on August 11, 2012. The Company has established a taxable subsidiary, LVP SHS Holding Corp (“LVP SHS TRS”), which has entered into an operating lease agreement for the SpringHill Suites Hotel. LVP SHS TRS has also entered into a new management agreement (the SSH Peabody Management Agreement”) with SSH Peabody, LLC, an unrelated third party, for the management of the SpringHill Suites Hotel which commenced on August 11, 2012.

The Franchise Agreement requires the completion of certain improvements to the SpringHill Suites Hotel at an estimated cost of $2.3 million pursuant to a property improvement plan (the “PIP”) no later than August 11, 2013. The SSH Peabody Management Agreement has an initial term of one-year and automatically renews for additional one-year terms on the anniversary date provided 60-day advance written notice is not provided by either party. The SSH Peabody Management Agreement provides for (i) a basic management fee equal to 3% of total revenues, (ii) a centralized accounting services fee of $3 per month, subject annual increases based on the consumer price index, and (iii) an incentive management fee equal to 15% of the amount by which gross operating profit, as defined, exceeds a prescribed threshold, subject to a cap of 2.0% of total annual revenues.

The aggregate cost for the SpringHill Suites Hotel was approximately $10.1 million, including the Termination Fee and approximately $0.8 million for a furniture, fixtures and equipment reserve (the “FFE Reserve”) held in escrow by Marriott. In connection with the acquisition, the Company’s incurred closing and other transaction costs of approximately $0.2 million, including an acquisition fee equal to 0.95% of the contractual purchase price of $8.9 million (excluding the Termination Fee), or approximately $85, paid to the Company’s advisor. The acquisition was funded in part with cash and proceeds from a $5.3 million mortgage obtained by LVP SHS from the Bank of the Ozarks. The FFE Reserve was subsequently released from escrow by Marriott in October 2012 as a result of the termination of the existing Management Agreement.

The acquisition was accounted for under the purchase method of accounting with LVP SHS treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. The fair value of the assets acquired of $13.6 million exceeded the aggregate cost of $10.1 million, resulting in the recognition of a bargain purchase gain of approximately $3.5 million in the consolidated statements of operations during the third quarter of 2012. The allocation of the purchase price is based upon certain preliminary valuations and other analyses that have not been completed as of the date of this filing. Any changes in the estimated fair values of the net assets recorded for this acquisition prior to the finalization of more detailed analyses will change the allocation of the purchase price. As such, the purchase price allocations for this transaction are preliminary estimates, which are subject to change within the measurement period. Any subsequent changes to the purchase price allocations that are material will be adjusted retroactively. There was no contingent consideration related to this acquisition. Approximately $2.8 million was allocated to land, $9.0 million was allocated to building and improvements and $1.0 million was allocated to furniture and fixtures. Additionally, the FFE Reserve, which is included in restricted escrows in the consolidated balance sheet as of September 30, 2012, was recorded at its cost of approximately $0.8 million.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

3. Acquisitions  – (continued)

The capitalization rate for the SpringHill Suites Hotel as of the closing of the acquisition was 10.5%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was determined using the projected or budgeted net operating income of the property based upon then-current projections. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Financial Information

The following table provides the total amount of rental revenue and net income included in the Company’s consolidated statements of operations from the TownePlace Suites Hotel and the SpringHill Suites Hotel since their respective dates of acquisition for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Rental revenue	$2,116	$656	$4,025	$2,284
Net income(1)	$3,699	$168	$4,308	$420

Note :

(1)	Includes the $3.5 million bargain purchase gain recorded in the third quarter of 2012 in connection with the acquisition of the SpringHill Suites Hotel.

The following table provides unaudited pro forma results of operations for the periods indicated, as if the TownePlace Suites Hotel and the SpringHill Suites Hotel had been acquired at the beginning of the earliest period presented. Such pro forma results are not necessarily indicative of the results that actually would have occurred had these acquisitions been completed on the dates indicated, nor are they indicative of the future operating results of the combined company.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Pro forma rental revenue	$2,295	$1,641	$5,875	$5,118
Pro forma net income/(loss)(1)	$280	$513	$1,295	$(84)
Pro forma net income/(loss) per Company's common share, basic and diluted(1)	$0.05	$0.12	$0.25	$(0.03)

Note :

(1)	Excludes the $3.5 million bargain purchase gain recorded in the third quarter of 2012 in connection with the acquisition of the SpringHill Suites Hotel.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

4. Investments in Unconsolidated Affiliated Entities

The entities listed below are partially owned by the Company. The Company accounts for these investments under the equity method of accounting as the Company exercises significant influence, but does not exercise financial and operating control, and is not considered to be the primary beneficiary of these entities. A summary of the Company’s investments in unconsolidated affiliated entities is as follows:

Entity	Date of Ownership	Ownership Interest as of September 30, 2012	As of September 30, 2012	As of December 31, 2011
Brownmill LLC (“Brownmill”)	Various	45.1%	$3,719	$3,463
LVP CP Boston, LLC (“CP Boston Joint Venture”)	March 21, 2011	0.0%	—	2,218
LVP Rego Park, LLC (“Rego Park Joint Venture”)	April 12, 2011	10.0%	1,809	1,707
Total investments in unconsolidated affiliated entities			$5,528	$7,388

Brownmill

During 2010, 2011 and 2012, the Company, through its Operating Partnership, entered into four separate contribution agreements between the Operating Partnership and Lightstone Holdings LLC (“LGH”), a wholly-owned subsidiary of the Company’s Sponsor, pursuant to which LGH contributed to the Operating Partnership an approximate aggregate 45.1% equity interest (34.4%, 5.6% and 5.1% in 2010, 2011 and 2012, respectively) in Brownmill in order to fulfill the Sponsor’s semi-annual commitment to purchase Subordinated Profits Interests with cash or contributed property. In exchange, the Operating Partnership issued an aggregate of 44 units (33, 6 and 5 in 2010, 2011 and 2012, respectively) of Subordinated Profits Interests, at $100,000 per unit (at an aggregate total value of $4.4 million, of which $3.3 million, $0.6 million and $0.5 million were in 2010, 2011 and 2012, respectively), to Lightstone SLP II LLC.

The aggregate fair value of the Company’s 45.1% interest in Brownmill, based on estimated fair values as of the effective dates of the applicable contributions, was approximately $14.8 million, of which $4.4 million was in the form of equity and $10.4 million was in the form of mortgage indebtedness.

As a result of these contributions in exchange for Subordinated Profit Interests, as of September 30, 2012, the Operating Partnership owns an approximate 45.1% membership interest in Brownmill. The Company’s interest in Brownmill is a non-managing interest. An affiliate of the Company’s Sponsor is the majority owner and manager of Brownmill. Profit and cash distributions are allocated in accordance with each investor’s ownership percentage. The Company recorded its investment in Brownmill in accordance with the equity method of accounting. Accordingly, its portion of Brownmill’s total indebtedness is not included in the investment. In connection with the contributions of the ownership interests in Brownmill, the Company did not incur any transactions fees. During the nine months ended September 30, 2012, Brownmill made distributions of $300 to its members, of which the Company’s share was $135.

Brownmill owns two retail properties known as Browntown Shopping Center, located in Old Bridge, New Jersey, and Millburn Mall, located in Vauxhaull, New Jersey, which collectively, are referred to as the “Brownmill Properties.”

Brownmill Financial Information

The Company’s carrying value of its interest in Brownmill differs from its share of member’s equity reported in the condensed balance sheet of Brownmill due to the Company’s basis of its investment in excess of the historical net book value of Brownmill. The Company’s additional basis allocated to depreciable assets is being recognized on a straight-line basis over the lives of the appropriate assets.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

4. Investments in Unconsolidated Affiliated Entities  – (continued)

The following table represents the unaudited condensed income statement for Brownmill for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$893	$922	$2,730	$2,860
Property operating expenses	319	390	946	1,151
Depreciation and amortization	216	213	651	610
Operating income	358	319	1,133	1,099
Interest expense and other, net	(295)	(295)	(885)	(878)
Net income	$63	$24	$248	$221
Company's share of net income	$28	$7	$106	$74
Additional depreciation and amortization expense(1)	(67)	(32)	(214)	(169)
Company's loss from investment	$(39)	$(25)	$(108)	$(95)

Note :

(2)	Additional depreciation and amortization expense relates to the amortization of the difference between the cost of the Company’s investment in Brownmill and the amount of the underlying equity in net assets of Brownmill.

The following table represents the condensed balance sheets for Brownmill as of the dates indicated:

	As of September 30, 2012	As of December 31, 2011
Investment property, at cost (net)	$16,947	$17,500
Cash and restricted cash	762	642
Other assets	1,636	1,677
Total assets	$19,345	$19,819
Mortgage payable	$21,270	$21,589
Other liabilities	498	602
Members' deficiency	(2,423)	(2,372)
Total liabilities and members' deficiency	$19,345	$19,819

CP Boston Joint Venture

On March 21, 2011, the Company and its Sponsor’s other public program, Lightstone Value Plus Real Estate Investment Trust, Inc. (“Lightstone REIT I”), acquired, through LVP CP Boston Holdings, LLC (the “CP Boston Joint Venture) a 366-room, eight-story, full-service hotel and a 65,000 square foot water park located at 50 Ferncroft Road, Danvers, Massachusetts from WPH Boston, LLC, an unrelated third party, for an aggregate purchase price of approximately $10.1 million, excluding closing and other related transaction costs. The Company and Lightstone REIT I had 20.0% and 80.0% joint venture ownership interests, respectively, in the CP Boston Joint Venture and the Company’s share of the aggregate purchase price was approximately $2.0 million. Additionally, in connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 0.95% of the acquisition price, or approximately $19.

On February 20, 2012, the Company completed the disposition of its 20.0% joint venture ownership interest in the CP Boston Joint Venture with an effective date of January, 1, 2012, to subsidiaries of Lightstone REIT I, which now owns 100.0% of the CP Boston Joint Venture. Under the terms of the agreement, the

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

4. Investments in Unconsolidated Affiliated Entities  – (continued)

Company received approximately $3.0 million in total consideration, consisting of approximately $0.6 million of cash and a $2.4 million unsecured 10.0% interest-bearing demand note (the “Lightstone REIT I Note”) from the operating partnership of Lightstone REIT I, which is reflected in Note Receivable from Affiliate in the consolidated balance sheet as of September 30, 2012. The Lightstone REIT I Note requires monthly interest payments. During the three and nine months ended September 30, 2012 the Company recognized $60 and $180, respectively, of interest income on the Lightstone REIT I Note. Additionally, the Company received a principal paydown of $60 during the second quarter of 2012 and the outstanding balance of the Lightstone REIT I Note was $2,340 as of September 30, 2012.

In connection with the disposition of its 20.0% joint venture ownership interest in the CP Boston Joint Venture, the Company recognized a gain on disposition of investment in unconsolidated affiliated entity of $0.7 million in its consolidated statements of operations during the first quarter of 2012.

The Company’s 20.0% joint venture ownership interest in the CP Boston Joint Venture was a non-managing interest, which it accounted for in accordance with the equity method of accounting from the date of acquisition through the date of disposition.

CP Boston Joint Venture Financial Information

The following table represents the unaudited condensed income statement for the CP Boston Joint Venture for the periods indicated:

	For the Three Months Ended September 30, 2011	For the Period March 21, 2011 through September 30, 2011
Revenue	$3,604	$7,819
Property operating expenses	3,259	7,742
Franchise cancellation expense	—	1,234
Depreciation and amortization	144	288
Operating income/(loss)	201	(1,445)
Other income, net	8	6
Net income/(loss)	$209	$(1,439)
Company's share of net income/(loss)	$42	$(288)

The following table represents the unaudited condensed balance sheet for the CP Boston Joint Venture as of December 31, 2011:

As of December 31, 2011
Investment property, at cost (net)	$10,820
Intangible assets	93
Cash and restricted cash	1,754
Other assets	997
Total assets	$13,664
Other liabilities	$2,692
Members' capital	10,972
Total liabilities and members' capital	$13,664

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

4. Investments in Unconsolidated Affiliated Entities  – (continued)

Rego Park Joint Venture

On April 12, 2011, LVP Rego Park, LLC, (“the Rego Park Joint Venture”) a joint venture in which the Company and Lightstone REIT I have 10.0% and 90.0%, ownership interests, respectively, acquired a $19.5 million, nonrecourse second mortgage note (the “Second Mortgage Loan”) for approximately $15.1 million from Kelmar Company, LLC (“Kelmar”), an unrelated third party. The purchase price reflected a discount of approximately $4.4 million to the outstanding principal balance. The Company’s share of the aggregate purchase price was approximately $1.5 million. The Company accounts for its investment in the Rego Park Joint Venture in accordance with the equity method of accounting. Additionally, in connection with the purchase, the Company’s Advisor received an acquisition fee equal to 0.95% of its portion of the acquisition price, or approximately $14. The Company’s portion of the acquisition was funded with cash.

The Second Mortgage Loan was originated by Kelmar in May 2008 with an original principal balance of $19.5 million, is due May 31, 2013 and is collateralized by a 417 unit apartment complex located in Queens, New York. The Second Mortgage Loan bears interest at a fixed rate of 5.0% per annum with monthly interest only payments of approximately $0.1 million through maturity. The Second Mortgage Loan is current with respect to debt service payments. The Rego Park Joint Venture is accreting the discount using the effective interest rate method through maturity. During the nine months ended September 30, 2012, the Rego Park Joint Venture made aggregate distributions of $1,340 to its members, of which the Company’s share was $134.

Rego Park Joint Venture Financial Information

The following table represents the unaudited condensed income statement for the Rego Park Joint Venture for the periods indicated:

	For the Three Months Ended September 30, 2012	For the Three Months Ended September 30, 2011	For the Nine Months Ended September 30, 2012	For the Period April 12, 2011 through September 30, 2011
Operating expenses	$—	$—	$4	$202
Operating loss	—	—	(4)	(202)
Interest income	813	717	2,363	1,329
Net income	$813	$717	$2,359	$1,127
Company's share of net income	$81	$72	$236	$113

The following table represents the unaudited condensed balance sheets for the Rego Park Joint Venture as of the dates indicated:

	As of September 30, 2012	As of December 31, 2011
Cash and restricted cash	$44	$656
Mortgage note receivable, net	17,847	16,260
Other assets	45	—
Total assets	$17,936	$16,916
Other liabilities	$1	$—
Members' capital	17,935	16,916
Total liabilities and members' capital	$17,936	$16,916

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

5. Marketable Securities, Margin Loan and Fair Value Measurements

Marketable Securities

The following is a summary of the Company’s available for sale securities as of the dates indicated:

	As of September 30, 2012
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity Securities	$7,915	$—	$(332)	$7,583

	As of December 31, 2011
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity Securities	$7,915	$—	$(2,214)	$5,701

The Company has not sold nor otherwise disposed of any of its marketable securities during this period.

In July 2011, the Company obtained access to a margin loan from a financial institution that holds custody of certain of the Company’s marketable securities. The margin loan, which is due on demand, bears interest at Libor plus 0.85% (1.06% as of September 30, 2012) and is collateralized by the marketable securities in the Company’s account. The amounts available to the Company under the margin loan are at the discretion of the financial institution and not limited to the amount of collateral in its account. The amount outstanding under this margin loan was $2.9 million and $3.3 million as of September 30, 2012 and December 31, 2011, respectively. Interest expense on the margin loan was $9 and $27 during the three and nine months ended September 30, 2012, respectively, and $9 and $9 during the three and nine months ended September 30, 2011, respectively.

The Company considers the declines in market value of its investment portfolio to be temporary in nature. When evaluating the investments for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and any changes thereto, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell, the investment before recovery of the investment’s amortized cost basis. During the nine months ended September 30, 2012 and 2011, the Company did not recognize any impairment charges. As of September 30, 2012, the Company does not consider any of its investments to be other-than-temporarily impaired.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

5. Marketable Securities, Margin Loan and Fair Value Measurements  – (continued)

As of September 30, 2012 and December 31, 2011, all of the Company’s equity securities were classified as Level 1 assets and there were no transfers between the level classifications during the nine months ended September 30, 2012.

6. Mortgage Loan Receivable

On June 29, 2010, the Company purchased a fixed-rate of 5.916%, nonrecourse mortgage note (the “Loan”) from Citigroup Global Markets Realty Corp. (“CGMC”), an unrelated third party, for $7.9 million. The Loan was originated by the CGMC in August 2007 with an original principal balance of $18.7 million and is collateralized by a 141-room limited service hotel located in East Rutherford, New Jersey. The hotel is currently operating under a franchise agreement with Marriott as a Fairfield Inn. The Loan was scheduled to mature in September 2017 under its original term, and has been in default since February 2009.

The Company initially recorded the Loan as a mortgage loan receivable at $7.9 million, net of a discount of $10.8 million, on its consolidated balance sheet. As the Loan is in default, the Company is not accreting the discount.

The borrower under the loan agreement is required to transfer any excess cash to the Company on a monthly basis. Prior to April 1, 2011, the Company, was applying the excess cash to required funding for taxes and insurance and other escrow related disbursements and any remaining cash was applied to outstanding principal and the excess, if any, was to be recognized as interest income (the cost recovery method of income recognition). On April 1, 2011, the Company determined that it was no longer probable that it would take ownership in the foreseeable future and stopped applying the cost recovery method and instead began to apply the cash receipts method of income recognition, whereby the Company will recognize any excess cash, after the required funding for taxes and insurance and other escrow related disbursements, as interest income until such time as the borrower is current on all amounts owed to the Company for interest and then any remaining cash will be applied to outstanding principal. During the three and nine months ended September 30, 2012 the Company recognized interest income of $99 and $288, respectively, on the mortgage loan receivable. During the three and nine months ended September 30, 2011, the Company recognized interest income of $351 and $602, respectively on the mortgage loan receivable.

7. Option Agreement to Acquire an Interest in Festival Bay Mall

On December 8, 2010, FB Orlando Acquisition Company, LLC (the “Owner”), a previously wholly owned entity of Lichtenstein acquired Festival Bay Mall (the “Property”) for cash consideration of approximately $25.0 million (the “Contract Price”) from BT Orlando LP, an unrelated third party seller. Ownership of the Owner was transferred to the A.S. Holdings LLC (“A.S. Holdings”), a wholly-owned entity of Lichtenstein, on June 26, 2011 (the “Transfer Date”) pursuant to the terms of a transfer and exchange agreement between various entities, including a qualified intermediary.

On March 4, 2011, the Company, through its Operating Partnership, entered into an agreement with A.S. Holdings, providing the Operating Partnership an option to acquire a membership interest of up to 10.0% in A.S. Holdings. The option was exercisable in whole or in part, up to two times, by the Operating Partnership at any time, but in no event later than June 30, 2012. The Company did not exercise its option, in whole or in part, and it expired on June 30, 2012.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

8. Selling Commissions, Dealer Manager Fees and Other Offering Costs

Selling commissions and dealer manager fees are paid to the Dealer Manager, pursuant to various agreements, and other third-party offering expenses such as registration fees, due diligence fees, marketing costs, and professional fees are accounted for as a reduction against additional paid-in capital (“APIC”) as costs are incurred. Organizational costs are expensed as general and administrative costs. The following table represents the selling commissions and dealer manager and other offering costs for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Selling commissions and dealer manager fees	$121	$219	$631	$693
Other offering costs	$453	$297	$1,014	$1,018

Since the Company’s inception through September 30, 2012, it has incurred approximately $5.2 million in selling commissions and dealer manager fees and $5.5 million of other offering costs in connection with the public offering of shares of its common stock.

9. Mortgages Payable

Mortgages payable consisted of the following:

		Weighted Average Interest Rate as of September 30, 2012			Loan Amount Outstanding
Description	Interest Rate		Maturity Date	Amount Due at Maturity	As of September 30, 2012	As of December 31, 2011
TownePlace Suites Mortgage, secured by TownePlace Suites Hotel located in Metairie, Louisiana	Libor plus 3.75%, subject to 6.00% floor	6.00%	March 14, 2015	$5,663	$5,950	$—
SpringHill Suites Hotel Mortgage, secured by SpringHill Suites Hotel located in Peabody, Massachusetts	Libor plus 3.75%, subject to 5.75% floor	5.75%	July 13, 2015	4,966	5,258	—
		5.88%			$11,208	$—

TownePlace Suites Mortgage

On March 14, 2012, the LVP Metairie JV obtained a mortgage (the “TownePlace Suites Mortgage”) in the principal amount of $6.0 million from the Bank of the Ozarks. The TownePlace Suites Mortgage has an initial term of 3 years with an initial maturity date of March 14, 2015, bears interest at a floating rate of Libor plus 3.75%, subject to a 6.00% floor, and requires monthly principal and interest payments through its stated maturity. The monthly principal payment resets each month based on the outstanding principal balance and the current interest rate pursuant to a 25-year amortization schedule less the number of payments made.

In connection with the financing, the LVP Metairie JV paid loan fees and expenses totaling approximately $0.2 million, which are being amortized into interest expense in accordance with the effective interest method over the initial term of the TownePlace Suites Mortgage. Subject to certain conditions, the Mortgage provides for two, one-year extension periods, at the borrowers option, that require the payment of an extension fee of 0.25% of the then outstanding principal balance. The TownePlace Suites Mortgage is secured by the TownePlace Suites Hotel and the Company has provided a guaranty to the lender for non-recourse carve-outs.

SpringHill Suites Mortgage

On July 13, 2012, the LVP SHS obtained a mortgage (the “SpringHill Suites Mortgage”) in the principal amount of $5.3 million from the Bank of the Ozarks. The SpringHill Suites Mortgage has an initial term of

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

9. Mortgages Payable  – (continued)

3 years with an initial maturity date of July 13, 2015, bears interest at a floating rate of Libor plus 3.75%, subject to a 5.75% floor, and requires monthly principal and interest payments through its stated maturity. The monthly principal payment resets each month based on the outstanding principal balance and the current interest rate pursuant to a 25-year amortization schedule less the number of payments made.

In connection with the financing, the LVP SHS paid loan fees and expenses totaling approximately $0.1 million, which are being amortized into interest expense in accordance with the effective interest method over the initial term of the SpringHill Suites Mortgage, and approximately $3.5 million of the loan proceeds were placed in an escrow for the PIP and the Termination Fee, which was subsequently repaid (see Note 3). Subject to certain conditions, the SpringHill Suites Mortgage provides for two, one-year extension periods, at the borrowers option, that require the payment of an extension fee of 0.25% of the then outstanding principal balance. The SpringHill Suites Mortgage is secured by the SpringHill Suites Hotel and the Company has provided a guaranty to the lender for non-recourse carve-outs and also provided a full recourse guaranty through the date the Franchise Agreement became effective, at which time the recourse guaranty was reduced to 50.0% of the SpringHill Suites Mortgage. Additionally, the SpringHill Suites Mortgage provides for an additional single loan advance of up to $1.0 million no later than six months prior to July 13, 2015, subject to the satisfaction of certain conditions, including completion of the PIP and achievement of a debt service coverage ratio of at least 1.75.

Principal Maturities

The following table, based on the initial terms of the mortgages, sets forth their aggregate estimated contractual principal maturities, including balloon payments due at maturity, as of September 30, 2012:

	Remainder of 2012	2013	2014	2015	Total
Principal maturities	$51	$210	$223	$10,724	$11,208

Libor as of September 30, 2012 was 0.21%. As of September 30, 2012, the estimated fair value of the mortgages payable approximated its carrying value.

Debt Compliance

Pursuant to the Company’s debt agreements, approximately $2.7 million was held in restricted escrow accounts as of September 30, 2012. Such escrows are subject to release in accordance with the applicable debt agreement for the payment of real estate taxes, insurance and capital improvements, as required. Certain of our debt agreements also contain clauses providing for prepayment penalties and require the maintenance of certain ratios, including debt service coverage. The Company is currently in compliance with respect to all of its debt covenants.

10. Earnings per Share

The Company had no potentially dilutive securities outstanding during the periods presented. Accordingly, earnings per share is calculated by dividing net income/(loss) attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the applicable period.

11. Related Party Transactions

In addition to certain related party payments made to the Dealer Manager (see Note 8 for additional information), the Company also has agreements with the Advisor and Lightstone Value Plus REIT Management LLC (the “Property Manager”) to pay certain fees in exchange for services performed by these entities and other affiliated entities. The Company’s ability to secure financing and subsequent real estate operations are dependent upon its Advisor, Property Manager and their affiliates to perform such services as provided in these agreements.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

11. Related Party Transactions  – (continued)

The following table represents the fees incurred associated with the payments to the Company’s Advisor and Property Manager for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Acquisition fees	$85	$—	$85	$141
Asset management fees	95	71	240	194
Total	$180	$71	$325	$335

As of both September 30, 2012 and December 31, 2011, $0.1 million was due to the Company’s Sponsor for unpaid asset management fees. As of September 30, 2012, the Company owns a 45.1% membership interest in Brownmill and a 10.0% interest in the Rego Park Joint Venture. Affiliates of the Company’s Sponsor are the majority owners and managers of these entities. Additionally, as of September 30, 2012 the Company has a $2.3 million remaining outstanding balance on the Lightstone REIT I Note it received in connection with the sale of its 20.0% joint venture ownership interest in the CP Boston Joint Venture, effective January 1, 2012. See Note 4 for additional information.

12. Financial Instruments

The carrying amounts of cash and cash equivalents, restricted escrows, accounts receivable (included in other assets in the consolidated balance sheet), note receivable from affiliate, accounts payable and accrued expenses, and the margin loan approximated their fair values as of September 30, 2012 because of the short maturity of these instruments. The estimated fair value of the mortgage loan receivable was approximated $11.8 million as of September 30, 2012 based upon current market information that would have been used by a market participant to estimate the fair value of such loan.

13. Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes.

On July 13, 2011, JF Capital Advisors, filed a lawsuit against The Lightstone Group, LLC, the Company, and Lightstone Value Plus Real Estate Investment Trust, Inc. in the Supreme Court of the State of New York seeking payment for services alleged to have been rendered, and to be rendered prospectively, under theories of unjust enrichment and breach of contract. The plaintiff had a limited business arrangement with The Lightstone Group, LLC; that arrangement has been terminated. We filed a motion to dismiss the action and, on January 31, 2012, the Supreme Court dismissed the complaint in its entirety, but granted the plaintiff leave to replead two limited causes of action.

The plaintiff filed an amended complaint on May 18, 2012, bringing limited claims under theories of unjust enrichment and quantum meruit. We continue to believe these claims to be without merit and will defend the case vigorously, and anticipate filing another motion to dismiss shortly.

While any proceeding or litigation has an element of uncertainty, management currently believes that the likelihood of an unfavorable outcome with respect to the aforementioned legal proceeding is remote. No provision for loss has been recorded in connection therewith.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share/unit data and where indicated in millions) (Unaudited)

14. Subsequent Events

Distribution Payment

On October 15, 2012, the total distribution for the three-month period ending September 30, 2012 of approximately $846 was paid in full using a combination of cash and approximately 41,000 shares of the Company’s common stock issued pursuant to the Company’s DRIP, at a discounted price of $9.50 per share. The distribution was paid from offering proceeds (approximately $185 or 22%), cash flows provided from operations (approximately $268 or 32%) and excess cash proceeds from the issuance of common stock through REIT II's DRIP (approximately $393 or 46%).

Distribution Declaration

On November 9, 2012, the Board of Directors authorized and the Company declared a distribution for the three-month period ending December 31, 2012. The distribution will be calculated based on shareholders of record each day during this three-month period at a rate of $0.00178082191 per day, and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a share price of $10.00. The distribution will be paid in cash on January 15, 2013 to shareholders of record as of December 31, 2012. The shareholders have an option to elect the receipt of shares under our DRIP.

PART I. FINANCIAL INFORMATION, CONTINUED:

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation, and, as required by context, Lightstone Value Plus REIT, L.P. and its wholly owned subsidiaries, which we collectively refer to as the “Operating Partnership”. Dollar amounts are presented in thousands, except per share data and where indicated in millions.

Forward-Looking Statements

Certain information included in this Quarterly Report on Form 10-Q contains, and other materials filed or to be filed by us with the Securities and Exchange Commission (the “SEC”), contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Lightstone Value Plus Real Estate Investment Trust II, Inc. and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements.

Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.

Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, competition, tenant or joint venture partner(s) bankruptcies, our lack of operating history, the availability of cash flows from operations to pay distributions, changes in governmental, tax, real estate and zoning laws and regulations, failure to increase tenant occupancy and operating income, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of various tenants and industries, the failure of the Company to make additional investments in real estate properties, the failure to upgrade our tenant mix, restrictions in current financing arrangements, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure of the Company to continue to qualify as a real estate investment trust (“REIT”), the failure to refinance debt at favorable terms and conditions, an increase in impairment charges, loss of key personnel, failure to achieve earnings/funds from operations targets or estimates, conflicts of interest with the Advisor and the Sponsor and their affiliates, failure of joint venture relationships, significant costs related to environmental issues as well as other risks listed from time to time in this Form 10-Q, our Form 10-K, our Registration Statements on Form S-11, as the same may be amended and supplemented from time to time, and in the Company’s other reports filed with the SEC.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Overview

Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Lightstone REIT II”) and Lightstone Value Plus REIT II, LP, (the “Operating Partnership”) and its subsidiaries are collectively referred to as the “Company” and the use of “we,” “our,” “us” or similar pronouns refers to the Lightstone REIT II, its Operating Partnership or the Company as required by the context in which such pronoun is used.

Lightstone REIT II intends to continue to acquire and operate commercial, residential and hospitality properties, principally in North America. Principally through the Operating Partnership, our future acquisitions may include both portfolios and individual properties. We expect that our commercial holdings will consist of retail (primarily multi-tenanted shopping centers), lodging, industrial and office properties and that our residential properties located either in or near major metropolitan areas.

Capital required for the future purchases of real estate and/or real estate related investments is expected to be obtained from public offerings of shares of our common stock and from any indebtedness that we may incur either in connection with the acquisition of any real estate and real estate related investments or thereafter. We are dependent upon the net proceeds from public offerings of our common stock to conduct our proposed activities.

The Company’s registration statement on Form S-11, pursuant to which it offered to sell a maximum of 51,000,000 shares of its common stock (exclusive of 6,500,000 shares which were available pursuant to its distribution reinvestment plan (the “DRIP”), and 255,000 shares which were reserved for issuance under its Employee and Director Incentive Restricted Share Plan ), at a price of $10.00 per share (subject to certain volume discounts), was declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on February 17, 2009, and on April 24, 2009 the Company commenced its initial public offering of common stock (the “Offering”). The Offering terminated on August 15, 2012.

The Company has filed a registration statement on Form S-11 (the “Follow-On Offering”), pursuant to which it is offering to sell a maximum of 30,000,000 shares of its common stock (exclusive of 6,500,000 shares available pursuant to its DRIP) and 255,000 shares reserved for issuance under the its Employee and Director Incentive Restricted Share Plan ), at a price of $10.00 per share (subject to certain volume discounts). The Follow-On Offering was declared effective by SEC under the Securities Act of 1933 on September 27, 2012.

We do not have employees. We entered into an advisory agreement, dated February 17, 2009, with Lightstone Value Plus REIT II LLC, a Delaware limited liability company, which we refer to as the “Advisor,” pursuant to which the Advisor supervises and manages our day-to-day operations and selects our real estate and real estate related investments, subject to oversight by our board of directors. We pay the Advisor fees for services related to the investment and management of our assets, and we will reimburse the Advisor for certain expenses incurred on our behalf.

Current Environment

Our operating results as well as our investment opportunities are impacted by the health of the North American economies. Our business and financial performance may be adversely affected by current and future economic conditions, such as availability of credit, financial markets volatility, and recession.

U.S. and global credit and equity markets have undergone significant volatility and disruption over the last several years, making it difficult for many businesses to obtain financing on acceptable terms or at all. As a result of this disruption, in general there has been an increase in costs associated with borrowings and refinancing as well as limited availability of funds for borrowings and refinancing. If these conditions continue or worsen, our cost of borrowings may increase and it may be more difficult to finance investment opportunities in the short term.

We are not aware of any other material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of real estate and real estate related investments, other than those referred to in this Form 10-Q.

Portfolio Summary –

Retail	Location	Year Built	Leasable Square Feet	Percentage Occupied as of September 30, 2012	Annualized Base Rent as of September 30, 2012	Annualized Based Rents per Square Foot as of September 30, 2012
						(not in thousands)
Unconsolidated Affiliated Real Estate Entity:
Brownmill LLC (2 retail properties)	Old Bridge and Vauxhall, New Jersey	1962	156,046	86%	$2.7 million	$17.04

Hospitality	Location	Year Built	Year to Date Available Rooms	Percentage Occupied for the Nine Months Ended September 30, 2012	Revenue per Available Room (“RevPAR”) for the Nine Months Ended September 30, 2012
					(not in thousands)
Consolidated Hospitality Properties:
Towne Place Suites	Harahan, Louisiana	2000	33,976	79%	$84
SpringHill Suites	Peabody, Massachusetts	2002	15,088	82%	$86
Total Hospitality Properties			49,064	80%

Annualized base rent is defined as the minimum monthly base rent due as of September 30, 2012 annualized, excluding periodic contractual fixed increases and rents calculated based on a percentage of tenants’ sales. The annualized base rent disclosed in the table above includes all concessions, abatements and reimbursements of rent to tenants.

Critical Accounting Policies and Estimates

There were no material changes during the nine months ended September 30, 2012 to our critical accounting policies as reported in our Annual Report on Form 10-K for the year ended December 31, 2011.

Results of Operations

The Company’s primary financial measure for evaluating its properties is net operating income (“NOI”). NOI represents revenues less property operating expenses, real estate taxes and general and administrative expenses. The Company believes that NOI is helpful to investors as a supplemental measure of the operating performance of a real estate company because it is a direct measure of the actual operating results of the Company’s properties.

For the periods presented, the Company’s consolidated operating properties included the TownePlace Suites Hotel, which was acquired on January 19, 2011, and the SpringHill Suites Hotel, which was acquired on July 13, 2012. See Note 3 of the Notes to Consolidated Financial Statements for additional information.

For the Three Months Ended September 30, 2012 vs. September 30, 2011

Consolidated

Rental revenue

Rental revenue increased by $1,460 to $2,116 during the three months ended September 30, 2012 compared to $656 for the same period in 2011. The increase consists of (i) $1,180 attributable to the acquisition of the SpringHill Suites Hotel and (ii) $280 for the TownePlace Suites Hotel which reflects higher RevPAR and occupancy during the 2012 period.

Property operating expenses

Property operating expenses increased by $852 to $1,221 during the three months ended September 30, 2012 compared to $369 for the same period in 2011. The increase is primarily attributable to the acquisition of the SpringHill Suites Hotel.

Real estate taxes

Real estate taxes increased by $47 to $79 during the three months ended September 30, 2012 compared to $32 for the same period in 2011. The increase is primarily attributable to the acquisition of the SpringHill Suites Hotel.

General and administrative expenses

General and administrative expenses increased by $166 to $412 during the three months ended September 30, 2012 compared to $246 for the same period in 2011. The increase is primarily attributable to higher acquisition related costs in the 2012 period.

Depreciation and amortization

Depreciation and amortization expense increased by $106 to $188 during the three months ended September 30, 2012 compared to $82 for the same period in 2011. The increase is primarily attributable to the acquisition of the SpringHill Suites Hotel.

Interest and dividend income

Interest and dividend income decreased by $191 to $324 during the three months ended September 30, 2012 compared to $515 for the same period in 2011. The 2012 amount includes (i) $60 of interest on the note receivable from affiliate we received in connection with the disposition of our 20.0% joint venture ownership interest in LVP CP Boston Holdings, LLC (the “CP Boston Joint Venture”), effective January 1, 2012, (ii) $164 of dividend income earned on our investments in marketable securities, (iii) $99 of interest income on our mortgage loan receivable and (iv) $1 of interest on our cash and cash equivalents. The 2011 amount consisted of (i) $164 of dividend income on our investments in marketable securities, (ii) $351 of interest income on our mortgage loan receivable and (iii) $1 of interest on our cash and cash equivalents.

Income/(loss) from investments in unconsolidated affiliated entities

Our income from investments in unconsolidated affiliated entities during the three months ended September 30, 2012 was $42 compared to $89 for the same period in 2011. Our earnings from investments in unconsolidated affiliated entities are attributable to our investments in (i) Brownmill (45.1% and 34.4% ownership interests during the 2012 and 2011 periods, respectively), (ii) the CP Boston Joint Venture (20.0% ownership interest acquired on March 21, 2011 and disposed of effective January 1, 2012) and (iii) LVP Rego Park LLC (10.0% interest acquired on April 12, 2011). We account or accounted for our ownership interests in these unconsolidated affiliated entities under the equity method of accounting commencing with their respective date of acquisition through their respective date of disposition, if applicable. See Note 4 of the Notes to Consolidated Financial Statements for additional information.

Interest expense

Interest expense was $164 during the three months ended September 30, 2012 compared to $9 for the same period in 2011. Interest expense during the 2012 period consists of $156 and $8 related to our mortgage indebtedness and our margin loan, respectively. Interest expense during the 2011 period consisted of $9 related to our margin loan as we did not have any mortgage indebtedness during the 2011 period.

Other (expense)/income, net

Other expense, net was $90 during the three months ended September 30, 2012 compared to other income, net of $4 for the same period in 2011.

Bargain purchase gain

On July 13, 2102, we completed the acquisition of the Springhill Suites Hotel. In connection with the acquisition, we recognized a bargain purchase gain of $3,500 in our consolidated statements of operations during the third quarter of 2012. The gain represents the amount by which the estimated fair value of the assets acquired of $13.6 million exceeded our aggregate cost of $10.1 million. See Note 3 of the Notes to Consolidated Financial Statements for additional information.

Noncontrolling interests

The income or loss allocated to noncontrolling interests relates to (i) the interest in our Operating Partnership held by our Sponsor and (ii) membership interests held by others in the TownePlace Suites Hotel.

For the Nine Months Ended September 30, 2012 vs. September 30, 2011

Consolidated

Rental revenue

Rental revenue increased by $1,741 to $4,025 during the nine months ended September 30, 2012 compared to $2,284 for the same period in 2011. The increase consists of (i) $561 for the TownePlace Suites Hotel, which reflects the timing of the acquisition and higher RevPAR and occupancy during the 2012 period, and (ii) $1,180 attributable to the acquisition of the SpringHill Suites Hotel.

Property operating expenses

Property operating expenses increased by $972 to $2,085 during the nine months ended September 30, 2012 compared to $1,113 for the same period in 2011. The increase consists of (i) $273 for the TownePlace Suites Hotel, which reflects the timing of the acquisition and increased occupancy during the 2012 period, and (ii) $780 attributable to the acquisition of the SpringHill Suites Hotel.

Real estate taxes

Real estate taxes increased by $78 to $169 during the nine months ended September 30, 2012 compared to $91 for the same period in 2011. The increase is primarily attributable to the acquisition of the SpringHill Suites Hotel.

General and administrative expenses

General and administrative expenses decreased slightly by $80 to $1,205 during the nine months ended September 30, 2012 compared to $1,285 for the same period in 2011.

Depreciation and amortization

Depreciation and amortization expense increased by $153 to $372 during the nine months ended September 30, 2012 compared to $219 for the same period in 2011. The increase is primarily attributable to the timing of the acquisition of the TownePlace Suite Hotel and the acquisition of the SpringHill Suites Hotel.

Interest and dividend income

Interest and dividend income increased by $185 to $964 during the nine months ended September 30, 2012 compared to $779 for the same period in 2011. The 2012 amount consists of (i) $180 of interest on the note receivable from affiliate we received in connection with the disposition of our 20.0% joint venture ownership interest in the CP Boston Joint Venture effective January 1, 2012, (ii) $494 of dividend income earned on our investments in marketable securities, which were acquired in July 2011, (iii) $288 of interest income on our mortgage loan receivable and (iv) $2 of interest on our cash and cash equivalents. The 2011 amount consisted of (i) $164 of dividend income owned on our investments in marketable securities, (ii) $602 of interest income on our mortgage loan receivable and (iii) $13 of interest on our cash and cash equivalents.

Gain on disposition of unconsolidated affiliated entity

On February 20, 2012, we completed the disposition of our 20.0% joint venture ownership interest in the CP Boston Joint Venture with an effective date of January, 1, 2012, to subsidiaries of Lightstone Value Plus Real Estate Investment, Inc. (“Lightstone REIT I”), our Sponsor’s other public program, which now owns 100.0% of the CP Boston Joint Venture. In connection with the disposition, we recognized a gain on disposition of investment in unconsolidated affiliated entity of $741 in our consolidated statements of operations during the first quarter of 2012. See Note 4 of the Notes to Consolidated Financial Statements.

Bargain purchase gain

On July 13, 2102, we completed the acquisition of the Springhill Suites Hotel. In connection with the acquisition, we recognized a bargain purchase gain of $3,500 in our consolidated statements of operations during the third quarter of 2012. The gain represents the amount by which the estimated fair value of the assets acquired of $13.6 million exceeded our aggregate cost of $10.1 million. See Note 3 of the Notes to Consolidated Financial Statements.

Income/(loss) from investments in unconsolidated affiliated entities

Our income from investments in unconsolidated affiliated entities during the nine months ended September 30, 2012 was $128 compared to a loss of $270 for the same period in 2011. Our income/(loss) from investments in unconsolidated affiliated entities is attributable to our investments in (i) Brownmill (40.0%, 45.1% and 45.1% ownership interest during the first, second and third quarters of 2012, respectively, and 34.4% ownership interest during the entire 2011 period), (ii) the CP Boston Joint Venture (20.0% ownership interest acquired on March 21, 2011 and disposed of effective January 1, 2012) and (iii) LVP Rego Park LLC (10.0% interest acquired on April 12, 2011). We account or accounted for our ownership interests in these unconsolidated affiliated entities under the equity method of accounting commencing with their respective date of acquisition through their respective date of disposition, if applicable. See Note 4 of the Notes to Consolidated Financial Statements for additional information.

Interest expense

Interest expense was $311 during the nine months ended September 30, 2012 compared to $9 for the same period in 2011. Interest expense in the 2012 period consists of $284 and $27 related to our mortgage indebtedness and our margin loan, respectively. Interest expense during the 2011 period consisted of $9 related to our margin loan as we did not have any mortgage indebtedness during the 2011 period.

Other (expense)/income, net

Other expense, net was $79 during the nine months ended September 30, 2012 compared other income, net of $12 for the same period in 2011.

Noncontrolling interests

The income or loss allocated to noncontrolling interests relates to (i) the interest in our Operating Partnership held by our Sponsor and (ii) membership interests held by others in the TownePlace Suites Hotel.

Financial Condition, Liquidity and Capital Resources

Overview:

For the nine months ended September 30, 2012, our primary sources of funds were $4.5 million of net proceeds from the sale of shares of common stock under our Offering and $11.0 million of aggregate net mortgage financing proceeds related to our TownePlace Suites Hotel and SpringHill Suites Hotel. We are dependent upon future net proceeds expected to be received from our public offerings to conduct our proposed activities. The capital required to purchase real estate investments is expected to be obtained from our public offerings and from any indebtedness that we may incur in either in connection with the acquisition or the operations of any real estate investments thereafter.

We have and intend to continue to utilize leverage either in connection with acquiring our properties or subsequent to their acquisition. The number of different properties we will acquire will be affected by numerous factors, including, the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us or within a timeframe that is acceptable to us, we may purchase certain properties for cash with the intention of obtaining a mortgage loan at a later time.

Our future sources of funds will primarily be (i) the net proceeds from our public offerings, (ii) our operating cash flows, (iii) the repayment of the note receivable from affiliate, (iv) our borrowings and (v) funds held in restricted escrows. We currently believe that these resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

We currently have mortgage indebtedness totaling $11.2 million and a margin loan of $2.9 million. We have and intend to continue to limit our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of our independent directors and is disclosed to our stockholders. Market conditions will dictate the overall leverage limit; as such our aggregate long-term permanent borrowings may be less than 75% of aggregate fair market value of all properties. We may also incur short-term indebtedness, having a maturity of two years or less.

Our charter provides that the aggregate amount of borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess. Market conditions will dictate the overall leverage limit; as such our aggregate borrowings may be less than 300% of net assets. As of September 30, 2012, our total borrowings aggregated $14.1 million which represented 32% of our net assets.

Our future borrowings may consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. Such mortgages may be put in place either at the time we acquire a property or subsequent to our purchasing a property for cash. In addition, we may acquire properties that are subject to existing indebtedness where we choose to assume the existing mortgages. Generally, though not exclusively, we intend to seek to encumber our properties with debt, which will be on a non-recourse basis. This means that a lender’s rights on default will generally be limited to foreclosing on the property. However, we may, at our discretion, secure recourse financing or provide a guarantee to lenders if we believe this may result in more favorable terms. When we give a guaranty for a property owning entity, we will be responsible to the lender for the satisfaction of the indebtedness if it is not paid by the property owning entity.

In general the types of future financing executed by us to a large extent will be dictated by the nature of the investment and current market conditions. For long-term real estate investments, it is our intent to finance future acquisitions using long-term fixed rate debt. However there may certain types of investments and market circumstances which may result in variable rate debt being the more appropriate choice of financing. To the extent floating rate debt is used to finance the purchase of real estate, management will evaluate a number of protections against significant increases in interest rates, including the purchase of interest rate caps instruments.

We may also obtain lines of credit to be used to acquire properties. If obtained, these lines of credit will be at prevailing market terms and will be repaid from offering proceeds, proceeds from the sale or refinancing of properties, working capital and/or permanent financing. Our Sponsor and/or its affiliates may guarantee our lines of credit although they are not obligated to do so. We may draw upon lines of credit to acquire properties pending our receipt of proceeds from our offerings. We expect that such properties may be purchased by our Sponsor’s affiliates on our behalf, in our name, in order to minimize the imposition of a transfer tax upon a transfer of such properties to us.

Additionally, in order to leverage our investments in marketable securities and seek a higher rate of return, we borrowed using a margin loan collateralized by the securities held with the financial institution that provided the margin loan. This loan is due on demand and will be paid upon the liquidation of securities.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor, our Dealer Manager, and our Property Manager during the various phases of our organization and operation. During our organizational and offering stage, these payments include payments to our Dealer Manager for selling commissions and the dealer manager fee, and payments to our Advisor for the reimbursement of organizational and other offering costs. During our acquisition and development stage, these payments will include asset acquisition fees and asset management fees, and the reimbursement of acquisition related expenses to our Advisor. During our operational stage, we will pay our Property Manager a property management fee and our Advisor an asset management fee. We will also reimburse our Advisor and its affiliates for actual expenses it incurs for administrative and other services provided to us. Additionally, the Operating Partnership may be required to make distributions to Lightstone SLP II LLC, an affiliate of the Advisor.

The following table represents the fees incurred associated with the payments to our Advisor and our Property Manager:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Acquisition fees	$85	$—	$85	$141
Asset management fees	95	71	240	194
Total	$180	$71	$325	$335

In addition, total selling commissions and dealer manager fees incurred were $121 and $631 during the three and nine months ended September 30, 2012, respectively, and $219 and $693 during the three and nine months ended September 30, 2011, respectively.

Summary of Cash Flows

The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

	For the Nine Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$853	$1,095
Net cash used in investing activities	(11,910)	(20,551)
Net cash provided by financing activities	13,117	5,687
Net change in cash and cash equivalents	2,060	(13,769)
Cash and cash equivalents, beginning of the period	5,114	18,177
Cash and cash equivalents, end of the period	$7,174	$4,408

Our principal sources of cash flow were derived from net offering proceeds received and proceeds from mortgage financings. In the future, we expect to continue to acquire properties which should provide a relatively consistent stream of cash flow to provide us with resources to fund our operating expenses, scheduled debt service and any quarterly distributions authorized by our Board of Directors.

Our principal demands for liquidity currently are acquisition and development activities, including a required property improvement plan (the “PIP”) for our SpringHill Suites Hotel, which is currently expected to be completed by the end of the second quarter of 2013, scheduled debt service on our mortgages payable and costs associated with our public offerings. The principal sources of funding for our operations are currently the issuance of equity securities. The principal source of funding for the PIP is our restricted escrows. Additionally, we have a demand note receivable received from Lightstone REIT I in connection with the sale of our 20.0% joint venture ownership interest in the CP Boston Joint Venture with an outstanding balance of $2.3 million as of September 30, 2012. Furthermore, the mortgage on our SpringHill Suites Hotel provides for an additional single loan advance of up to $1.0 million no later than six months prior to July 13, 2015, subject to the satisfaction of certain conditions, including completion of the PIP and achievement of a debt service coverage ratio of at least 1.75. We currently do not expect the advance to be funded in the foreseeable future.

Operating activities

The net cash provided by operating activities of $0.9 million during the 2012 period primarily related to our net income of $5.1 million less (i) a nonrecurring third quarter bargain purchase gain of approximately $3.5 million related to our acquisition of the SpringHill Suites Hotel and (ii) a nonrecurring first quarter gain on disposition of approximately $0.7 million related to the disposition of our 20.0% joint venture ownership interest in the CP Boston Join Venture.

Investing activities

The net cash used in investing activities of $11.9 million during the 2012 period reflects (i) an aggregate of $10.1 million related to the acquisition of the Springhill Suites Hotel, including a restricted escrow of approximately $0.8 million and (ii) the placement in restricted escrows of approximately $2.7 million, including $2.4 million for the PIP (see Note 3 of the Notes to Consolidated Financial Statements for additional information), partially offset by (i) $0.6 million of aggregate cash proceeds received from Lightstone I related to the disposition of our 20.0% joint venture ownership interest in the CP Boston Joint Venture and (ii) $0.3 million of aggregate distributions received from our investments in unconsolidated affiliated entities.

Financing activities

The net cash provided by financing activities of $13.1 million during the 2012 period primarily consists of (i) proceeds from the issuance of our common stock of $6.3 million and (ii) net mortgage financing proceeds totaling $11.0 million on our TownePlace Suites Hotel and SpringHill Suites Hotel partially offset by (i) the payment of selling commissions, dealer manager fees and other offering costs of $1.8 million, (ii) distributions to common stockholders of $1.2 million, (iii) distributions to noncontrolling interests of $0.3 million, (iv) redemptions and cancellations of shares of common stock of $0.4 million and (v) paydowns on our margin loan of $0.5 million.

We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

Distribution Reinvestment Plan and Share Repurchase Program

Our DRIP provides our stockholders with an opportunity to purchase additional shares of our common stock at a discount by reinvesting distributions. As of September 30, 2012, we had 2,500,000 shares available for issuance under our DRIP and our DRIP price per share of common stock is $9.50. Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to certain restrictions. From our inception through December 31, 2009, we did not receive any requests to repurchase shares under our share repurchase program. For the years ended December 31, 2011 and 2010, we received requests to redeem 48,154 and 2,675 shares of common stock, respectively, and for the nine months ended September 30, 2012 we received requests to repurchase 39,615 shares of common stock, pursuant to our share repurchase program. We repurchased 100% of the repurchase requests at an average price per share of $9.00 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our shares pursuant to our DRIP.

Our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the DRIP to all participants or written notice of termination of the share repurchase program to all stockholders.

Contractual Obligations

The following is a summary of our estimated contractual obligations outstanding over the next five years and thereafter as of September 30, 2012.

Contractual Obligations	Remainder of 2012	2013	2014	2015	2016	Thereafter	Total
Principal maturities(1)	$51	$210	$223	$10,724	$—	$—	$11,208
Interest payments(2)	166	660	647	272	—	—	1,745
Total	$217	$870	$870	$10,996	$—	$—	$12,953

Notes:

(1)	Our mortgages payable both provide for monthly principal payments during their initial terms. Their respective monthly principal payments reset each month based on their respective outstanding principal balance and their current interest rate pursuant to 25-year amortization schedules less the number of respective payments made. These amounts represent future estimated principal payments based on the respective floor interest rates, which were in effect as of September 30, 2012 for both of our mortgages payable.
(2)	Our mortgages payable bear interest at Libor plus 3.75%, subject to floor rates. These amounts represent estimated future interest payments based on the applicable floor rates, which were in effect as of September 30, 2012.

In addition to the mortgages payable described above, in July 2011, we obtained access to and used a margin loan that was made available to us from a financial institution that holds custody of certain of our marketable securities. The margin loan is collateralized by the marketable securities in our account. The amounts available to us under the margin loan are at the discretion of the financial institution and not limited to the amount of collateral in our account. The amount outstanding under this margin loan was $2.9 million as of September 30, 2012 and is due on demand. The margin loan bears interest at Libor plus 0.85% (1.06% as of September 30, 2012).

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc., or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under generally accepted accounting principles in the United States, or GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.

Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. We will use the proceeds raised in our offering to acquire properties, and we intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of the company or another similar transaction) within seven to ten years after the proceeds from the primary offering are fully invested. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of ongoing operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as us. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by the advisor if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The below table illustrates the items deducted in the calculation of FFO and MFFO. Items are presented net of noncontrolling interest portions where applicable.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$3,828	$526	$5,137	$88
FFO adjustments:
Depreciation and amortization of real estate assets	188	82	372	219
Bargain purchase gain	(3,500)	—	(3,500)	—
Gain on disposition of unconsolidated affiliated entity	—	—	(741)	—
Adjustments to equity in earnings from unconsolidated entities, net	164	134	496	437
FFO	680	742	1,764	744
MFFO adjustments:
Other adjustments:
Acquisition and other transaction related costs expensed(1)	156	—	319	499
Adjustments to equity in earnings from unconsolidated entities, net	(59)	(54)	(189)	133
Amortization of above or below market leases and liabilities(2)	—	—	—	—
Accretion of discounts and amortizatio of premiums on debt investments	—	—	—	—
Mark-to-market adjustments(3)	—	—	—	—
Non-recurring gains/(losses) from extinguishment/sale of debt, derivatives or securities holdings(4)	—	—	—	—
MFFO	777	688	1,894	1,376
Straight-line rent(5)	—	—	—	—
MFFO – IPA recommended format	$777	$688	$1,894	$1,376
Net income/(loss)	$3,828	$526	$5,137	$88
Less: income attributable to noncontrolling interests	(13)	(2)	(43)	(16)
Net income/(loss) applicable to Company's common shares	$3,815	$524	$5,094	$72
Net income/(loss) per common share, basic and diluted	$0.74	$0.13	$1.03	$0.02
FFO	$680	$742	$1,764	$744
Less: FFO attributable to noncontrolling interests	(16)	(13)	(57)	(33)
FFO attributable to Company's common shares	$664	$729	$1,707	$711
FFO per common share, basic and diluted	$0.13	$0.18	$0.35	$0.18
MFFO – IPA recommended format	$777	$688	$1,894	$1,376
Less: MFFO attributable to noncontrolling interests	(17)	(13)	(57)	(54)
MFFO attributable to Company's common shares	$760	$675	$1,837	$1,322
Weighted average number of common shares outstanding, basic and diluted	5,159	4,107	4,936	3,844

(1)	The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. Such fees and expenses are paid in cash, and therefore such funds will not be available to distribute to investors. Such fees and expenses negatively impact our operating performance during the period in which properties are being acquired. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. Acquisition fees and expenses will not be paid or reimbursed, as applicable, to our advisor even if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses would need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.
(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.
(3)	Management believes that adjusting for mark-to-market adjustments is appropriate because they are nonrecurring items that may not be reflective of ongoing operations and reflects unrealized impacts on value based only on then current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly and/or annual basis in accordance with GAAP.
(4)	Management believes that adjusting for fair value adjustments for derivatives provides useful information because such fair value adjustments are based on market fluctuations and may not be directly related or attributable to the company’s operations.
(5)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

Distributions Declared by our Board of Directors and Source of Distributions

The following tables provides a summary of our quarterly distributions declared for the three months ended September 30, 2012, June 30, 2012 and March 31, 2012, respectively and the three months ended September 30, 2011, June 30, 2011 and March 31, 2011, respectively. The amount of distributions paid to our stockholders in the future will be determined by our Board of Directors and is dependent on a number of factors, including funds available for payment of dividends, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code. Additionally, our stockholders have the option to elect the receipt of shares in lieu of cash under our DRIP.

	Nine Months Ended September 30, 2012		Three Months Ended September 30, 2012		Three Months Ended June 30, 2012		Three Months Ended March 31, 2012
		Percentage of Distributions	Q3 2012	Percentage of Distributions	Q2 2012	Percentage of Distributions	Q1 2012	Percentage of Distributions
Distribution period:
Date distribution declared			August 10, 2012		May 14, 2012		March 30, 2012
Date distribution paid			October 15, 2012		July 13, 2012		April 13, 2012
Distributions paid	$1,293		$453		$433		$407
Distributions reinvested	1,115		393		372		350
Total Distributions	$2,408		$846		$805		$757
Source of distributions:
Cash flows provided by operations	$853	35%	$268	32%	$200	25%	$385	51%
Offering proceeds	440	18%	185	22%	233	29%	22	3%
Proceeds from issuance of common stock through DRIP	1,115	47%	393	46%	372	46%	350	46%
Total Sources	$2,408	100%	$846	100%	$805	100%	$757	100%
Cash flows provided by/(used in) operations (GAAP basis)	$853		$268		$200		$385
Number of shares (in thousands) of common stock issued pursuant to the Company's DRIP	116		41		39		36

	Nine Months Ended September 30, 2011		Three Months Ended September 30, 2011		Three Months Ended June 30, 2011		Three Months Ended March 31, 2011
		Percentage of Distributions	Q3 2011	Percentage of Distributions	Q2 2011	Percentage of Distributions	Q1 2011	Percentage of Distributions
Distribution period:
Date distribution declared			May 13, 2011		May 13, 2011		March 4, 2011
Date distribution paid			July 15, 2011		July 15, 2011		April 15, 2011
Distributions paid	$956		$347		$319		$290
Distributions reinvested	914		326		300		288
Total Distributions	$1,870		$673		$619		$578
Source of distributions:
Cash flows provided by operations	$666	41%	$347	52%	$319	32%	$—	0%
Offering proceeds	290	18%	—	0%	—	0%	290	50%
Proceeds from issuance of common stock through DRIP	914	41%	326	48%	300	68%	288	50%
Total Sources	$1,870	100%	$673	100%	$619	100%	$578	100%
Cash flows provided by/(used in) operations (GAAP basis)	$1,095		$1,471		$556		$(932)
Number of shares (in thousands) of common stock issued pursuant to the Company's DRIP	96		34		32		30

The table below presents our cumulative distributions paid and cumulative FFO:

For the period April, 28, 2008 (date of inception) through September 30, 2012
FFO	$2,347
Distributions	$6,784

Information Regarding Dilution

In connection with the public offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our consolidated balance sheet, and is calculated as (1) total book value of our assets (2) minus total liabilities, (3) divided by the total number of shares of common stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated fair value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the Company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offerings, including commissions, dealer manager fees and other offering costs. As of September 30, 2012, our net tangible book value per share was $8.36. The offering price of primary shares under our offering (ignoring purchase price discounts for certain categories of purchasers) as of September 30, 2012 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

New Accounting Pronouncements

See Note 2 of the Notes to Consolidated Financial Statements for further information of certain accounting standards that have been adopted during 2012 and certain accounting standards, if any, that we have not yet been required to implement and may be applicable to our future operations.

Subsequent Events

See Note 14 of the Notes to Consolidated Financial Statements for further information related to subsequent events during the period from October 1, 2012 through the date of this filing.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

We may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund the expansion and refinancing of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve our objectives, we may borrow at fixed rates or variable rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes. As of September 30, 2012, we did not have any derivative agreements outstanding.

As of September 30, 2012, we held marketable securities with a fair value of a $7.6 million, which are available for sale for general investment purposes. We regularly review the market prices of our investments for impairment purposes. As of September 30, 2012, a hypothetical adverse 10.0% movement in market values would result in a hypothetical loss in fair value of approximately $0.7 million.

The following table shows our estimated principal maturities during the next five years and thereafter as of September 30, 2012:

Contractual Obligations	Remainder of 2012	2013	2014	2015	2016	Thereafter	Total
Principal maturities	$51	$210	$223	$10,724	$—	$—	$11,208

As of September 30, 2012, our mortgages payable both bore interest at a variable rate of Libor plus 3.75%, subject to various floor rates. Accordingly, the interest expense associated with these instruments are subject to changes in market interest rates. However, based on the Libor rate of 0.21% as of September 30, 2012, a 1% adverse movement (increase in Libor) would have no effect on our annual interest expense.

The carrying amounts of cash and cash equivalents, restricted escrows, accounts receivable (included in other assets in our consolidated balance sheet), note receivable from affiliate, accounts payable and accrued expenses, and the margin loan approximated their fair values as of September 30, 2012 because of the short maturity of these instruments. The estimated fair value of our mortgage loan receivable was approximately $11.8 million as of September 30, 2012 based upon current market information that would have been used by a market participant to estimate the fair value of such loan. The estimated fair value of our mortgages payable is as follows:

	As of September 30, 2012
	Carrying Amount	Estimated Fair Value
Mortgages payable	$11,208	$11,208

The fair value of our mortgages payable was determined by discounting the future contractual interest and principal payments by market interest rates.

In addition to changes in interest rates, the value of our real estate and real estate related investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect our ability to obtain or refinance debt in the future. As of September 30, 2012, we had no off-balance sheet arrangements.

We cannot predict the effect of adverse changes in interest rates on our debt and, therefore, our exposure to market risk, nor can we provide any assurance that long-term debt will be available at advantageous pricing. Consequently, future results may differ materially from the estimated adverse changes discussed above.

ITEM 4. CONTROLS AND PROCEDURES.

As of the end of the period covered by this report, management, including our chief executive officer and chief financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures. Based upon, and as of the date of, the evaluation, our chief executive officer and chief financial officer concluded that the disclosure controls and procedures were effective to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required.

There have been no changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2012 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. There were no significant deficiencies or material weaknesses identified in the evaluation, and therefore, no corrective actions were taken.

PART II. OTHER INFORMATION:

ITEM 1. LEGAL PROCEEDINGS.

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes.

On July 13, 2011, JF Capital Advisors, filed a lawsuit against The Lightstone Group, LLC, the Company, and Lightstone Value Plus Real Estate Investment Trust, Inc. in the Supreme Court of the State of New York seeking payment for services alleged to have been rendered, and to be rendered prospectively, under theories of unjust enrichment and breach of contract. The plaintiff had a limited business arrangement with The Lightstone Group, LLC; that arrangement has been terminated. We filed a motion to dismiss the action and, on January 31, 2012, the Supreme Court dismissed the complaint in its entirety, but granted the plaintiff leave to replead two limited causes of action.

The plaintiff filed an amended complaint on May 18, 2012, bringing limited claims under theories of unjust enrichment and quantum meruit. We continue to believe these claims to be without merit and will defend the case vigorously, and anticipate filing another motion to dismiss shortly.

While any proceeding or litigation has an element of uncertainty, management currently believes that the likelihood of an unfavorable outcome with respect to the aforementioned legal proceeding is remote. No provision for loss has been recorded in connection therewith.

As of the date hereof, the Company is not a party to any material pending legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss.

ITEM 1A. RISK FACTORS

We discuss in our Annual Report on Form 10-K various risks that may materially affect our business. We use this section to update this discussion to reflect material developments since our Form 10-K was filed. For the quarter ended September 30, 2012, there were no such material developments.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Recent Sales of Unregistered Securities

During the period covered by this Form 10-Q, we did not sell any unregistered securities.

Use of Offering Proceeds

The Company’s sponsor is David Lichtenstein (“Lichtenstein”), who does business as The Lightstone Group (the “Sponsor”) and wholly owns the limited liability company of that name. The Company’s advisor is Lightstone Value Plus REIT II LLC (the “Advisor”), which is wholly owned by our Sponsor.

The Company’s registration statement on Form S-11 (File No. 333-151532), pursuant to which it offered to sell up to 51,000,000 shares of its common stock at a price of $10.00 per share, subject to certain volume discounts, (exclusive of 6,500,000 shares which were available pursuant to its distribution reinvestment plan (the “DRIP”) at an initial purchase price of $9.50 per share and 255,000 shares which were reserved for issuance under its Employee and Director Incentive Restricted Share Plan), was declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on February 17, 2009, and on April 24, 2009 the Company commenced its initial public offering of common stock (the “Offering”). The Offering, which terminated on August 15, 2012, raised aggregate gross proceeds of approximately $49.8 million from the sale of approximately 5.0 million shares of common stock. After allowing for the payment of approximately $5.2 million in selling commissions and dealer manager fees and $4.5 million in organization and other offering expenses, the Offering generated aggregate net proceeds of approximately $40.1 million. In addition, through August 15, 2012 (the termination date of the Offering), the Company had issued 299,854 shares of common stock under its DRIP, representing approximately $2.9 million of additional proceeds.

The Company’s registration statement on Form S-11 (File No. 333-177753) (the “Follow-On Offering”), pursuant to which it is offering to sell up to 30,000,000 shares of its common stock for $10.00 per share, subject to certain volume discounts (exclusive of 2,500,000 shares available pursuant to its DRIP at an initial purchase price of $9.50 per share and 255,000 shares reserved for issuance under its Employee and Director Incentive Restricted Share Plan) was declared effective by SEC under the Securities Act of 1933 on September 27, 2012. As of September 30, 2012, the Company had not sold any shares of common stock under the Follow-On Offering, however, the Company intends to sell shares of its common stock under the Follow-On Offering until the earlier of the date on which all the shares are sold, or September 27, 2014, two years from the date the Follow-On Offering was declared effective by the SEC. The Company reserves the right to reallocate the shares of common stock it is offering between the primary offering and the DRIP. Additionally, the Follow-On Offering may be terminated at any time.

As of September 30, 2012, the Advisor owned 20,000 shares of common stock which were issued on May 20, 2008 for $200, or $10.00 per share. In addition, as of September 30, 2009, the Company had reached the minimum offering under its Offering by receiving subscriptions of its common shares, representing gross offering proceeds of approximately $6.5 million, and effective October 1, 2009 investors were admitted as stockholders and Lightstone Value Plus REIT II LP (the “Operating Partnership”) commenced operations. Through September 30, 2012, cumulative gross offering proceeds of $49.8 million were released to the Company. The Company invested the proceeds received from the Offering and from the Advisor in the Operating Partnership, and as a result, held a 99.99% general partnership interest as of September 30, 2012 in the Operating Partnership’s common units.

On May 20, 2008, the Advisor contributed $2 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert operating partnership units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

Lightstone SLP II LLC, which is wholly owned by the Company’s Sponsor committed to purchase subordinated profits interests in the Operating Partnership (“Subordinated Profits Interests”) at a cost of $100,000 per unit for each $1.0 million in subscriptions up to ten percent of the proceeds from the primary shares under the Offering and the Follow-On Offering on a semi-annual basis beginning with the quarter ended June 30, 2010. Lightstone SLP II LLC may elect to purchase the Subordinated Profits Interests with either cash or an interest in real property of equivalent value. Any proceeds received from the cash sale of the Subordinated Profits Interests will be used to offset payments made by the Company from offering proceeds to pay the dealer manager fees, selling commissions and organization and other offering expenses.

From our inception through September 30, 2012, the Company’s Sponsor has contributed cash of approximately $0.2 million and elected to contribute equity interests totaling 45.1% in Brownmill, LLC (“Brownmill”) in exchange for a total of 46.0 Subordinated Profits Interests with an aggregate value of $4.6 million (see Note 4 of the Notes to Consolidated Financial Statements). The Company’s Sponsor may continue to elect to contribute interests in real property in lieu of cash in exchange for Subordinated Profits Interests in order to fulfill its semi-annual commitment.

We have and expect to continue to utilize a portion of offering proceeds towards funding dealer manager fees, selling commissions and other offering costs.

Below is a summary of the expenses we have incurred from April 28, 2008 (date of inception) through September 30, 2012 in connection with the issuance and distribution of registered securities.

(Dollars in thousands)	Offering	Follow-On Offering	Total
Type of Expense Amount
Underwriting discounts and commissions	$5,218	$—	$5,218
Other expenses incurred and paid to non-affiliates	4,522	954	5,476
Total offering expenses incurred	$9,740	$954	$10,694

From our inception date through September 30, 2012, we have used the cumulative net offering proceeds received of approximately $39.1 million, after deducting offering expenses incurred of a$10.7 million, as follows:

(Dollars in thousands)
Purchase of investment properties, net of mortgage financings	$13,063
Purchase of investments in unconsolidated affiliated entities	3,993
Purchase of restricted escrow	835
Purchase of mortgage loan receivable, net of collections	7,029
Purchase of marketable securities, net of margin loan	5,042
Cash and cash equivalents (as of September 30, 2012)	7,174
Cash distributions not funded by operations	1,708
Funding of restricted escrows	421
Other uses (primarily timing of payables)	(155)
Total uses	$39,110

Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to certain restrictions. From our inception through December 31, 2009, we did not receive any requests to repurchase shares under our share repurchase program. For the years ended December 31, 2011 and 2010, we received requests to redeem 48,154 and 2,675 shares of common stock, respectively, and for the nine months ended September 30, 2012 we received requests to repurchase 39,615 shares of common stock, pursuant to our share repurchase program. We repurchased 100% of the repurchase requests at an average price per share of $9.00 per share. We funded share redemptions for the periods noted above from the cumulative proceeds of the sale of our shares pursuant to our DRIP.

Our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the DRIP to all participants or written notice of termination of the share repurchase program to all stockholders.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number	Description
1.1*	Form Dealer Manager Agreement by and between Lightstone Value Plus Real Estate Investment Trust II, Inc. and Orchard Securities, LLC.
31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended.
31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended.
32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. Pursuant to SEC Release 34-47551 this Exhibit is furnished to the SEC and shall not be deemed to be “filed.”
32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. Pursuant to SEC Release 34-47551 this Exhibit is furnished to the SEC and shall not be deemed to be “filed.”

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
Date: November 16, 2012	By: /s/ David Lichtenstein David Lichtenstein Chairman and Chief Executive Officer (Principal Executive Officer)

Date: November 16, 2012	By: /s/ Donna Brandin Donna Brandin Chief Financial Officer and Treasurer (Duly Authorized Officer and Principal Financial and Accounting Officer)

Annex C

APPENDIX C

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
SUBSCRIPTION AGREEMENT

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUBSCRIPTION AGREEMENT

CURRENTLY NOT AVAILABLE TO RESIDENTS OF OHIO

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

INSTRUCTION PAGE

In no event may a subscription of shares be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

PLEASE MAIL the properly completed and executed ORIGINALS of the subscription agreement with your check made payable to: “Lightstone Value Plus REIT II Inc.”

Mail completed documents to:

Regular Mail	Overnight
Lightstone Group REIT c/o DST P.O. Box 219002 Kansas City, MO 64121-9002	Lightstone c/o DST 430 W. 7th Street Kansas City, MO 64105

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or The Lightstone Group, LLC at (888) 808-7348.

Instructions to Subscribers

Section 1: Indicate investment amount. Make all checks payable to “Lightstone Value Plus REIT II Inc.”

Section 2: Choose type of ownership

Non-Custodial Ownership

-Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.

-Be sure to attach copies of all plan documents for Pension Plans, Trusts or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts - Please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

Existing IRA Accounts and other Custodial Accounts

- Information must be completed BY THE CUSTODIAN. Have all documents signed by appropriate officers as indicated in their Corporate Resolution (also, to be included).

Section 3: All names addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Dividend Allocation option

Section 5: To be signed and completed by your Financial Advisor
        Be sure to include CRD number for FA and BD
        Firm Branch Manager signature

Section 6: Have ALL owners initial and sign where indicated on Page 3

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUBSCRIPTION AGREEMENT

1.	YOUR INITIAL INVESTMENT Make all checks payable to “Lightstone Value Plus REIT II, Inc”

Investment Amount $	Brokerage Account Number

The minimum initial investment is 100 shares ($1,000)	(If applicable)

NOTE: RESIDENTS OF CERTAIN STATES MUST MAKE GREATER MINIMUM INVESTMENTS (SEE PAGES C-6 AND C-7)

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third-party checks, or traveler’s checks will not be accepted.

☐	I AM/WE ARE EMPLOYEES, DIRECTORS, OFFICERS OR AFFILIATES OF LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC., LIGHTSTONE VALUE PLUS REIT II LLC OR AN AFFILIATE OF EITHER OF THE FOREGOING.
☐	I AM/WE ARE A PARTICIPATING BROKER-DEALER, ORCHARD SECURITIES, LLC, OR EMPLOYEES, ASSOCIATED PERSONS, REGISTERED REPRESENTATIVES, DIRECTORS, OFFICERS OR AFFILIATES OF EITHER OF THE FOREGOING.
☐	I AM/WE ARE ENTITLED TO A VOLUME DISCOUNT AS DESCRIBED IN THE PROSPECTUS UNDER “PLAN OF DISTRUBUTION—VOLUME DISCOUNTS.”
☐	CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.
2.	FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership	Custodial Ownership

____Individual

____Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)
____Tenants in Common
____TOD – Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties. (Please complete Transfer on Death Registration Form. You may download the form at www.lightstonecapitalmarkets.com)
____Uniform Gift/Transfer to Minors (UGMA/UTMA)

Under the UGMA/UTMA of the State of

____Pension Plan
____Trust
____Corporation or Partnership
____Other
Third Party-Administered Custodial Plan
(new IRA accounts will require an additional application)
  ☐ IRA  ☐ ROTH/IRA  ☐ SEP/IRA  ☐ SIMPLE  ☐ OTHER

Name of Custodian

Mailing Address

City State Zip

Custodian Information (To be completed by Custodian above)
Custodian Tax ID #
Custodian Account #

Custodian Phone

3.	INVESTOR INFORMATION Please print name(s) in which Shares are to be registered.

A.  Individual/Trust/Beneficial Owner

First Name: Middle:

Last Name:Tax ID or SS#

Street Address:City:State:Zip

Date of Birth: (mm/dd/yyyy)// If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:U. S. Drivers License Number (if available)State of Issue:

CURRENTLY NOT AVAILABLE TO RESIDENTS OF OHIO.

CALIFORNIA INVESTORS:  ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISIONER’S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

B.  Joint Owner/Co-Trustee/Minor

First Name: Middle:

Last Name:Tax ID or SS#

Street Address:City:State:Zip

Date of Birth: (mm/dd/yyyy)// If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:

C. Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O.Box)

Street Address:

City:State:Zip:

D.  Trust/Corporation/Partnership/Other (Trustee’(s) information must be provided in sections 3A and 3B)  Date of Trust//

Entity Name/Title of Trust:Tax ID Number:

E.  Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of birth:
	City	State/Providence	Country

Immigration Status ☐  Permanent resident ☐  Non-permanent resident ☐  Non-resident ☐
Check which type of document you are providing:

☐ US Driver’s License  ☐ INS Permanent resident alien card  ☐ Passport with U.S. Visa  ☐ Employment Authorization Document

☐ Passport without U.S. Visa	Bank Name required: Account No. required:
☐ Foreign national identity documents	Bank address required: Phone No. required:
Documents number and country of issuance	Number for the document checked above:

F.  Employer: Retired: ☐

4.	DISTRIBUTIONS (Select only one)
Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions
IRA accounts may not direct distributions without the custodian’s approval.
I hereby subscribe for Shares of Lightstone Value Plus REIT II and elect the distribution option indicated below:
A.	___Reinvest/Distribution Reinvestment Plan (see the final prospectus for details)
B.	___Mail Check to the address of record
C.	___Credit Dividend to my IRA or Other Custodian Account
D.	___Cash/Direct Deposit. Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize Lightstone Value Plus REIT II or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify Lightstone Value Plus REIT II in writing to cancel it. In the event that Lightstone Value Plus REIT II deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution:

Mailing Address:CityStateZip:

Account Number:Your Bank’s ABA/Routing Nbr:

Your Bank’s Account Number: Checking Acct: Savings Acct:

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK
*The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature Signature

5.	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

Broker-Dealer		Financial Advisor Name/RIA
Advisor Mailing Address
City		State	Zip code
Advisor No.	Branch No.	Telephone No.
Email Address		Fax No.
Broker-Dealer CRD Number		Financial Advisor CRD Number

☐ AFFILIATED REGISTERED INVESTMENT ADVISOR (RIA):  All sales of securities must be made through a Broker-Dealer. If an RIA introduces a sale, the sale must be conducted through the RIA in his or her capacity as a Registered Representative of Broker-Dealer (Section 5 must be filled in). I acknowledge that by checking the above box I WILL NOT RECEIVE A COMMISSION.
The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and / or RIA Signature:Date

Branch Manager Signature:Date

6.	SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to Lightstone Value Plus REIT II, Inc.) I/We have a gross income due in the current year of at least $70,000; or have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
Owner	Co-Owner	b) I/We received the final prospectus of Lightstone Value Plus REIT II at least five (5) business days prior to the signing of this Subscription Agreement.
Owner	Co-Owner	c) I/We am/are purchasing shares for my/our own account.
Owner	Co-Owner	d) I/We acknowledge that shares are not liquid.
Owner	Co-Owner	e) If an affiliate of Lightstone Value Plus REIT II, I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.

Under penalty of perjury, by signing his/her/its name in this Section 6, each subscriber hereby certifies that:

(a) The Taxpayer Identification Number or Social Security Number listed in Section 3(A), 3(B) or 3(D), as applicable, is correct; and

(b) He/she/it is not subject to backup withholding either because the Internal Revenue Service has (i) not notified such subscriber that he/she/it is subject to backup withholding as a result of a failure to report all interest or dividends or (ii) notified such subscriber that he/she/it is no longer subject to backup withholding. (If a subscriber has been notified that he/she/it is currently subject to backup withholding, strike the language under clause (b) of this paragraph before signing).

Owner Signature:Date:

Co-Owner Signature Date:

Signature of Custodians(s) or Trustees(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

Authorized Signature (Custodian or Trustee)Date:

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY
STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

Nebraska

•	Investors must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a net worth of $350,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the investor’s net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

North Dakota

•	Shares will only be sold to residents of North Dakota representing that they have a net worth of at least ten times their investment in us and our affiliates and that they meet one of the general suitability standards described above.

Arkansas

•	Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Arkansas residents that have a combined liquid net worth of at least ten (10) times the amount of their investments in us and other similar programs.

New York

•	Shares of our common stock will only be sold to investors who initially purchase a minimum of 250 shares of common stock for a total purchase price of $2,500. However a minimum of 100 shares of common stock for a total purchase price of $1,000 shall apply to a purchase by an individual retirement account. Subsequent transfers of such interest shall be in units of not less than $2,500, except for transfers by an individual retirement account, transfers by gift, inheritance, intrafamily transfers, transfers subsequent to the preceding, and transfers to affiliates.

Kentucky

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Iowa

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the resident’s liquid net worth. With respect to Iowa investors, liquid net worth is that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is composed of cash, cash equivalents and readily marketable securities.

Michigan, New Mexico, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Michigan, New Mexico, Oregon, Pennsylvania or Washington resident’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Tennessee

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and Tennessee residents’ maximum investment in us and our affiliates must not exceed ten percent (10%) of their liquid net worth. Shares of our common stock will only be sold to investors who initially purchase a minimum of 250 shares of common stock for a total purchase price of $2,500.

Massachusetts

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor’s aggregate investment in our shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

New Jersey

•	Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $100,000 and annual gross income of $85,000 or (ii) a minimum liquid net worth of $350,000. Additionally, a New Jersey investor’s total investment in this offering and other non-traded business development companies shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. AS USED IN THIS SUBSCRIPTION AGREEMENT, “LIGHTSTONE” REFERS TO THE LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC. AND ITS AFFILIATES. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.